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                                                                     EXHIBIT 2.1



================================================================================

                            STOCK PURCHASE AGREEMENT

                                     between

                               PACKAGED ICE, INC.

                                       and

                             SUIZA FOODS CORPORATION


   regarding the sale of all of the outstanding stock of Reddy Ice Corporation dated as of March 27, 1998




================================================================================








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                                TABLE OF CONTENTS

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ARTICLE I. DEFINITIONS AND RULES OF INTERPRETATION..............................................1
         Section 1.1 Definitions................................................................1
         Section 1.2 Accounting Terms...........................................................8
         Section 1.3 Articles, Sections, Exhibits and Schedules.................................8
         Section 1.4 Attorneys' Fees............................................................8
         Section 1.5 Breach.....................................................................8
         Section 1.6 Monetary Thresholds........................................................8
         Section 1.7 Drafting...................................................................9
         Section 1.8 Headings...................................................................9
         Section 1.9 Include....................................................................9
         Section 1.10 Or........................................................................9
         Section 1.11 Plural and Singular Words.................................................9
         Section 1.12 Predecessors..............................................................9
         Section 1.13 Pronouns..................................................................9


ARTICLE II. PURCHASE PRICE AND RELATED TERMS....................................................9
         Section 2.1 Purchase of the Shares.....................................................9
         Section 2.2 Purchase Price.............................................................9
         Section 2.3 Payment of Preliminary Purchase Price.....................................10
         Section 2.4 Purchase Price Adjustment.................................................10


ARTICLE III. CLOSING...........................................................................11
         Section 3.1 Closing...................................................................11
         Section 3.2 Deliveries by Seller......................................................11
         Section 3.3 Deliveries by Purchaser...................................................12
         Section 3.4 Simultaneous Deliveries...................................................13


ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER...........................................13
         Section 4.1 Organization; Good Standing; Delivery of Charter Documents................13
         Section 4.2 Power and Authority.......................................................13
         Section 4.3 Capitalization............................................................13
         Section 4.4 No Conflict; Seller Consents..............................................14
         Section 4.5 Financial Statements......................................................14
         Section 4.6 No Funded Indebtedness or Undisclosed Liabilities.........................15
         Section 4.7 Absence of Certain Changes................................................15
         Section 4.8 Sufficiency and Condition of and Title to Assets..........................15
         Section 4.9 Accounts Receivable.......................................................15
         Section 4.10 Inventory................................................................15
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

         Section 4.11 Real Property............................................................16
         Section 4.12 Personal Property........................................................17
         Section 4.13 Compliance with Laws.....................................................17
         Section 4.14 Insurance................................................................17
         Section 4.15 Contracts................................................................18
         Section 4.16 Litigation; Orders.......................................................18
         Section 4.17 Environmental Matters....................................................18
         Section 4.18 Permits..................................................................19
         Section 4.19 Intangible Assets........................................................20
         Section 4.20 Employees................................................................20
         Section 4.21 Employee Benefits........................................................21
         Section 4.22 Taxes....................................................................23
         Section 4.23 Bank Accounts; Powers of Attorney........................................25
         Section 4.24 Suppliers and Customers..................................................25
         Section 4.25 Affiliated Transactions..................................................25
         Section 4.26 Books and Records........................................................25
         Section 4.27 Capital Projects.........................................................25
         Section 4.28 Brokers..................................................................26


ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................26
         Section 5.1 Organization; Good Standing; Delivery of Charter Documents................26
         Section 5.2 Power and Authority.......................................................26
         Section 5.3 Authorization; Execution and Validity.....................................26
         Section 5.4 No Conflict; Purchaser Consents...........................................26
         Section 5.5 Brokers...................................................................27
         Section 5.6 Financing.................................................................27


ARTICLE VI. COVENANTS OF SELLER................................................................27
         Section 6.1 Cooperation by Seller.....................................................27
         Section 6.2 Pre-Closing Access to Information.........................................27
         Section 6.3 Conduct of Business.......................................................28
         Section 6.4 Supplements to Schedules..................................................30
         Section 6.5 Standstill................................................................30
         Section 6.6 Discharge of Encumbrances.................................................30
         Section 6.7 Resignations..............................................................30


ARTICLE VII. COVENANTS OF PURCHASER............................................................30
         Section 7.1 Cooperation by Purchaser..................................................30
         Section 7.2 Pre-Closing Access to Information.........................................31


ARTICLE VIII. MUTUAL COVENANTS.................................................................31
         Section 8.1 Governmental Consents.....................................................31
         Section 8.2 Consents to Assign Leases and Contracts...................................32
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

         Section 8.3 Books and Records.........................................................32
         Section 8.4 Further Assurances........................................................33
         Section 8.5 Supplemental Agreements...................................................33
         Section 8.6 Termination of Related Party Contracts....................................33
         Section 8.7 Employee Plans............................................................33


ARTICLE IX. CONDITIONS PRECEDENT TO CLOSING....................................................34
         Section 9.1 Conditions Precedent to Purchaser's Obligations...........................34
         Section 9.2 Conditions Precedent to Seller's Obligations..............................35
         Section 9.3 If Conditions Not Satisfied...............................................36


ARTICLE X. TERMINATION PRIOR TO CLOSING........................................................36
         Section 10.1 Termination of Agreement.................................................36
         Section 10.2 Procedure Upon Termination...............................................37
         Section 10.3 Liquidated Damages.......................................................37


ARTICLE XI. TAXES..............................................................................38
         Section 11.1 Section 338 Election.....................................................38
         Section 11.3 Apportionment of Taxable Income..........................................39
         Section 11.4 Preparation and Filing of Income Tax Returns.............................39
         Section 11.5 Payment of Income Taxes..................................................39
         Section 11.6 Section 338 Election - Payment of Taxes..................................39
         Section 11.7 Audit....................................................................39
         Section 11.8 Refunds..................................................................40
         Section 11.9 Allocation Statement.....................................................40


ARTICLE XII. INDEMNIFICATION...................................................................40
         Section 12.1 Survival of Representations and Warranties...............................40
         Section 12.3 Indemnification of Seller................................................41
         Section 12.5 Indemnification Procedure................................................42
         Section 12.6 Sole and Exclusive Remedy................................................43
         Section 12.7 Notice of Breach.........................................................43
         Section 12.8 Discovery of Breach......................................................43
         Section 12.9 Notification of Breach...................................................43
         Section 12.10 Negligence and Strict Liability.........................................43


ARTICLE XIII. MEDIATION AND REMEDIES...........................................................43
         Section 13.1 Mediation Meeting........................................................43
         Section 13.2 Exclusive Jurisdiction...................................................44
         Section 13.3 Expenses.................................................................44


ARTICLE XIV. MISCELLANEOUS.....................................................................44
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

         Section 14.1 Amendment................................................................44
         Section 14.2 Counterparts.............................................................44
         Section 14.3 Entire Agreement.........................................................44
         Section 14.4 Expenses.................................................................44
         Section 14.5 Governing Law............................................................44
         Section 14.6 No Assignment............................................................45
         Section 14.7 No Third Party Beneficiaries.............................................45
         Section 14.8 Notices..................................................................45
         Section 14.9 Public Announcements.....................................................46
         Section 14.10 Representation by Legal Counsel.........................................46
         Section 14.11 Schedules...............................................................46
         Section 14.12 Severability............................................................46
         Section 14.13 Specific Performance....................................................46
         Section 14.14 Successors..............................................................47
         Section 14.15 Time of the Essence.....................................................47
         Section 14.16 Waiver..................................................................47

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

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of March 27,
1998 (the "SIGNING DATE"), is made by and between Suiza Foods Corporation, a
Delaware corporation ("SELLER"), and Packaged Ice, Inc., a Texas corporation
("PURCHASER"). Seller and Purchaser are sometimes together referred to as the "PARTIES," and individually referred to as a "PARTY."

                             PRELIMINARY STATEMENTS

         A. Seller owns 100 shares of the common stock, par value $.01 per share
(the "Common Stock") of Reddy Ice Corporation, a Delaware corporation (the
"Company").

         B. Such shares of Common Stock (the "Shares") constitute all of the outstanding shares of the Company's capital stock.

         C. Seller desires to sell and assign the Shares to Purchaser, and Purchaser desires to purchase the Shares on the terms and subject to the conditions set forth in this Agreement.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.
                     DEFINITIONS AND RULES OF INTERPRETATION

         Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall have the meanings specified below for all purposes of this Agreement:

                  (a) "ACCOUNTS RECEIVABLE" shall have the meaning set forth in
Section 4.9.

                  (b) "ACTION" means any action, arbitration proceeding, cause of action, charge, counterclaim, cross claim, inquiry, investigation, legal action, litigation, Order, proceeding, or suit.

                  (c) "AGREEMENT" shall have the meaning set forth in the first paragraph.

                  (d) "ADJUSTMENT STATEMENT" shall have the meaning set forth in
Section 2.4(a).

                  (e) "ANNUAL FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.5(a).



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                  (f) "AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 6.2.

                  (g) "BALANCE SHEET DATE" shall have the meaning set forth in
Section 4.5(a).

                  (h) "BANK ACCOUNTS" shall have the meaning set forth in
Section 4.23.

                  (i) "BOOKS AND RECORDS" shall mean all the books and records maintained by or for the Company, including all accounting records, minute books, stock records, computerized records and storage media and the software used in connection therewith.

                  (j) "CHARTER DOCUMENTS" shall mean (i) in the case of a corporation, its articles or certificate of incorporation and its bylaws, (ii) in the case of a partnership, its partnership certificate and its partnership agreement, and (iii) in the case of any other Person, its organic and governing documents; in each case as such document has been amended or supplemented from time to time.

                  (k) "CLAIM" shall mean any claim, demand, assessment, fine, penalty, Liability or Action.

                  (l) "CLOSING" shall have the meaning set forth in Section 3.1.

                  (m) "CLOSING BALANCE SHEET" shall have the meaning set forth in Section 2.4(a).

                  (n) "CLOSING DATE" shall have the meaning set forth in Section
3.1.

                  (o) "CLOSING DATE CAPITAL LEASES" shall have the meaning set forth on Schedule 2.2 hereto.

                  (p) "CLOSING DATE FUNDED INDEBTEDNESS" shall have the meaning set forth on Schedule 2.2 hereto.

                  (q) "CLOSING DATE WORKING CAPITAL" shall have the meaning set forth on Schedule 2.2 hereto.

                  (r) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  (s) "COMPANY CONTROLLED GROUP MEMBER" shall mean a member of a group of entities or trades or businesses that is aggregated with and includes the Company under Code Section 414(b), (c), (m) or (o) and the Treasury
Regulations thereunder or under Section 4001 of ERISA.

                  (t) "COMPANY CONTROLLED GROUP PLAN" shall mean a Company Plan and any other Plan maintained by or contributed to, at any time within six years prior to the Closing Date, by any Company Controlled Group Member.



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

                  (u) "COMPANY PLANS" shall mean all Plans maintained by or contributed to by the Company or which cover any employees, former employees, retirees, directors or independent contractors of the Company.

                  (v) "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 6.2.

                  (w) "CONSENT" shall mean a consent, approval, order, authorization or waiver from, notice to or declaration, registration or filing with any Person.

                  (x) "CONTRACT" shall mean, with respect to a Person, any oral or written agreement, arrangement, commitment, contract, deed of trust, franchise (other than a franchise issued by a Governmental Authority), indenture, instrument, lease, license, mortgage, promise, undertaking, or other document or obligation to which such Person is a party, under which such Person possesses any rights or owes any obligations, or by which any of such Person's assets are bound.

                  (y) "DAMAGES" shall have the meaning set forth in Section
12.2.

                  (z) "ENCUMBERED INSTRUMENT" shall mean any Contract to which the Company is a party, Real Property Lease, Personal Property Lease or Permit, in each case, that is listed in Section 4.4(d) of Seller's Disclosure Letter and any other Contract, lease or Permit with respect to which, to the knowledge of Seller or the Company, the execution, delivery and performance by Seller or the Company of this Agreement or any other Transaction Document to which Seller or the Company is a party will result in a breach or require a Consent.

                  (aa) "ENCUMBRANCE" shall mean any title defect or objection, mortgage, lien, deed of trust, equity, judgment, claim, restrictive covenant, use restriction, charge, pledge, security interest or other encumbrance of any nature whatsoever, including all leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

                  (bb) ENVIRONMENTAL CLAIM" shall mean a Claim under any Environmental Law or with respect to the presence, use, release, manufacture, generation, storage, transportation or disposal of any Hazardous Materials.

                  (cc) "ENVIRONMENTAL LAW" shall mean (i) the Clean Air Act (42
U.S.C. Section 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. Section 1251 et seq.), (iii) the Comprehensive Environmental Response, Compensation and
Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.), (iv) the Federal Water Pollution Control
Act (33 U.S.C. Section 1251 et seq.), (v) the Hazardous Materials Transportation
Act (49 U.S.C. Section 5101 et seq.), (vi) the National Environmental Policy Act
(42 U.S.C. Section 4321 et seq.), (vii) the Oil Pollution Act of 1990 (33 U.S.C.
Section 2701 et seq.), (viii) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. Section
6901 et seq.), (ix) the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), (x) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.),
(xi) any state or local law, ordinance, regulation, or statute




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regulating any
activity or substance regulated by any of the foregoing statutes, or (xii) any other federal, state or local, law, ordinance, regulation, or statute prohibiting, regulating, or restricting the disposal, generation, handling, placement, recycling, release, storage, or treatment of any contaminant, liquid, mass, material, matter, pollutant, solid, substance, or waste classified or considered to be hazardous or toxic to human health or the environment or otherwise related to environmental protection or health and safety.

                  (dd) "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

                  (ee) "FUNDED INDEBTEDNESS" shall have the meaning set forth on
Schedule 2.2 hereto.

                  (ff) "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the Signing Date.

                  (gg) "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local or other governmental agency, department, branch, commission, board, bureau, court, instrumentality or body.

                  (hh) "HAZARDOUS MATERIAL" shall mean (i) any contaminant, liquid, mass, material, matter, pollutant, solid, substance, or waste for which any Environmental Law limits, prohibits, or regulates its disposal, generation, handling, placement, recycling, release, storage, or treatment, (ii) any carcinogenic, corrosive, explosive, flammable, infectious, mutagenic, radioactive, or toxic substance, (iii) any diesel fuel, gasoline, or other petroleum product in an unconfined manner, (iv) any substance that contains polychlorinated biphenyls, (v) any substance that contains asbestos, (vi) any substance that contains urea formaldehyde foam installation, (vii) any substance that constitutes a nuisance upon any property, or (viii) any substance that imposes a hazard to the health or safety of any individual.

                  (ii) "HSR ACT" shall have the meaning set forth in Section
4.4.

                  (jj) "INDEMNITEE" shall have the meaning set forth in Section
12.5(a).

                  (kk) "INDEMNITOR" shall have the meaning set forth in Section
12.5(a).

                  (ll) "INSURANCE POLICIES" shall have the meaning set forth in
Section 4.14.

                  (mm) "INTANGIBLE ASSET" shall mean any patent, trademark, trademark license, computer software, trade name, masthead, brand name, slogan, copyright, reprint right, license, process, invention, know-how, formula, trade secret and other intangible asset that constitutes intellectual property, together with any pending application, continuation-in-part or extension therefor.

                  (nn) "INTERIM BALANCE SHEET" shall have the meaning set forth in Section 4.5(b).



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                  (oo) "INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.5(b).

                  (pp) "INTERIM PERIOD CAPITAL CONTRIBUTION" shall have the meaning set forth in Section 2.2(a).

                  (qq) "INVENTORY" shall have the meaning set forth in Section
4.10.

                  (rr) "IRS" shall have the meaning set forth in Section
4.22(e).

                  (ss) "KNOWLEDGE OF SELLER OR THE COMPANY" shall mean the actual knowledge as of the date that a specific representation or warranty is made or deemed made of William Brick, Bill Daniel, Graham Davis, Nancy Green,
John Madden, Dave Miller, Jr., John Noble or James Weaver.

                  (tt) "LAW" shall mean any applicable code, statute, law, common law, rule, regulation, order, ordinance, judgment, decree, order, writ or injunction of any Governmental Authority.

                  (uu) "LAW AFFECTING CREDITORS' RIGHTS" shall mean any bankruptcy, fraudulent conveyance or transfer, insolvency, moratorium, reorganization, or other law affecting the enforcement of creditors' rights generally, and any general principles of equity.

                  (vv) "LIABILITY" shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due under a guarantee of another Person's liability, due or to become due, vested or unvested, executory, determined or determinable and whether or not the same is required to be accrued on such Person's financial statements.

                  (ww) "MATERIAL ADVERSE CHANGE" shall mean, with respect to a Person, that such Person has (i) breached a Material Contract, (ii) incurred a Claim or become a party to an Action that could reasonably be expected to have a material and detrimental effect upon it, (iii) suffered a Material Adverse
Effect, or (iv) violated any Law or Order to which it or any of its assets is subject or bound that could reasonably be expected to have a Material Adverse
Effect.

                  (xx) "MATERIAL ADVERSE EFFECT" shall mean, with respect to a Person, the occurrence of an event or the existence of a circumstance that has a material adverse effect on such Person's assets, business, results of operations, financial condition or liabilities.

                  (yy) "MATERIAL CONTRACTS" shall have the meaning set forth in
Section 4.15.

                  (zz) "MATERIAL EMPLOYEES" shall have the meaning set forth in
Section 4.20(a).

                  (aaa) "MATERIAL INTANGIBLE ASSETS" shall mean any of the following Intangible Assets owned or licensed for use by the Company: a registered trademark, service mark or application therefor; an unregistered trademark or service mark owned or used by the Company in




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

connection with the sale of more than 1,000,000 bags of ice in any 12 month period; a patent or patent application; or any other Intangible Asset material to the Company.

                  (bbb) "MATERIAL PERMITS" shall have the meaning set forth in
Section 4.18.

                  (ccc) "MEDIATION MEETING" shall have the meaning set forth in
Section 13.1.

                  (ddd) "OBJECTION NOTICE" shall have the meaning set forth in
Section 2.4(b).

                  (eee) "ORDER" shall mean any consent decree, decree, determination, injunction, judgment, order, or writ of any arbitrator or Governmental Authority.

                  (fff) "OWNED REAL PROPERTY" shall have the meaning set forth in Section 4.11(a).

                  (ggg) "OUTSIDE DATE" shall have the meaning set forth in
Section 10.1(b).

                  (hhh) "PARTY" shall have the meaning set forth in the first paragraph.

                  (iii) "PENSION BENEFIT PLAN" shall mean (i) an "employee pension benefit plan" as defined in Section 3(2) of ERISA, and (ii) a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  (jjj) "PERMIT" shall mean any license, approval, certificate, franchise, registration, permit or authorization issuable by any Governmental
Authority.

                  (kkk) "PERMITTED ENCUMBRANCE" shall mean any Encumbrance directly related to (i) Taxes that are not yet due and payable or Taxes that are being contested in good faith by an appropriate proceeding, and in each case as to which adequate reserves have been established in accordance with GAAP, (ii)
Encumbrances shown on the Interim Balance Sheet as securing specified Claims with respect to which no breach or default exists, (iii) workers', repairmen's and similar Encumbrances imposed by Law that have been incurred in the ordinary course of business, (iv) retention of title agreements with suppliers entered into in the ordinary course of business, (v) the rights of others to customer deposits and (vi) other Encumbrances, such as covenants, easements, encroachments, restrictive covenants, rights-of-way and servitudes, that do not, individually or in the aggregate, substantially impair or materially adversely affect the use to which the applicable property is currently subject or materially detract from the value of the applicable property excepting (i) any liens which secure the payment of borrowed monies and (ii) any liens arising by, through, or under Seller or the Company.

                  (lll) "PERSON" shall mean any association, bank, business trust, corporation, estate, general partnership, Governmental Authority, individual, joint stock company, joint venture, labor union, limited liability company, limited partnership, non-profit corporation, professional association, professional corporation, trust, or any other organization or entity.

                  (mmm) "PERSONAL PROPERTY LEASES" shall have the meaning set forth in Section 4.12(b).



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

                  (nnn) "PLAN" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including any such plan, program, agreement or arrangement covering retirees or former employees and including without limitation any "employee pension benefit plan" and any "employee welfare benefit plan" as those terms are defined in Section 3 of ERISA.

                  (ooo) "PRELIMINARY PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

                  (ppp) "PURCHASE PRICE" shall have the meaning set forth in
Section 2.2(a).

                  (qqq) "PURCHASER" shall have the meaning set forth in the first paragraph.

                  (rrr) "PURCHASER DEFAULT" shall have the meaning set forth in
Section 10.1(e).

                  (sss) "REAL PROPERTY" shall mean the Owned Real Property and the Leased Real Property.

                  (ttt) "REAL PROPERTY LEASES" shall have the meaning set forth in Section 4.11(b).

                  (uuu) "RELATED PARTY CONTRACT" means a Contract between the
Company and any officer, director, stockholder or affiliate of the Company other than Plans.

                  (vvv) "REPRESENTATIVES" shall mean, with respect to a Person, such Person's directors, employees, officers, agents, accountants, affiliates, consultants, investment bankers, attorneys, lenders, and shareholders.

                  (www) "REQUIRED CONSENT" shall have the meaning set forth in
Section 8.2(b).

                  (xxx) "SECTION 338 ELECTION" shall have the meaning set forth in Section 11.1.

                  (yyy) "SECTION 338 GROSS-UP AMOUNT" shall mean the amount that causes the net after-Tax proceeds to Seller from the sale of the Shares, taking into account all increases in Tax liabilities resulting from (i) the Section 338
Election (including, without limitation, federal income Taxes, all state and local Taxes of any description, any motor vehicle or real property transfer
Taxes, and any sales and use Taxes resulting from the Section 338 Election) and
(ii) the increase in the Purchase Price resulting from the addition to it of the
Section 338 Gross-up Amount, to equal what the net after-Tax proceeds to Seller from the sale of the Shares would have been if no Section 338 Election had been made.

                  (zzz) "SELLER" shall have the meaning set forth in the first paragraph.

                  (aaaa) "SELLER DEFAULT" shall have the meaning set forth in
Section 10.1(d).




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

                  (bbbb) "SELLER'S RELEASE" shall have the meaning set forth in
Section 3.2(b).

                  (cccc) "SIGNING DATE" shall have the meaning set forth in the first paragraph.

                  (dddd) "TAX" shall mean any assessment, charge, duty, fee, impost, levy, tariff, or tax of any nature whatsoever imposed by any Governmental Authority or payable pursuant to any tax sharing agreement, including any income, payroll, withholding, excise, gift, alternative minimum, capital gain, added value, social security, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock, and franchise tax or charge, together with any related interest, penalties or additions thereon.

                  (eeee) "TAXING AUTHORITIES" shall have the meaning set forth in Section 4.22(e).

                  (ffff) "TERMINATION AGREEMENTS" shall have the meaning set forth in Section 8.6.

                  (gggg) "TERMINATION FEE" shall have the meaning set forth in
Section 10.3.

                  (hhhh) "TRANSACTION DOCUMENTS" shall have the meaning set forth in Section 4.2.

                  (iiii) "YEAR-END BALANCE SHEET" shall have the meaning set forth in Section 4.5(a).

         Section 1.2 Accounting Terms. Except as otherwise provided in this Agreement, all accounting terms defined in this Agreement, whether defined in this Article or otherwise, shall be construed in accordance with GAAP on a consolidated basis.

         Section 1.3 Articles, Sections, Exhibits and Schedules. Except as specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to the Articles, Sections, Exhibits and Schedules of this Agreement.

         Section 1.4 Attorneys' Fees. Whenever this Agreement refers to a
Person's "attorneys' fees and expenses," such reference also shall include any reasonable fees and expenses of accountants, experts, investigators, and other professional advisors whose services such Person's attorney considered advisable in connection with the prosecution or defense of the particular matter.

         Section 1.5 Breach. The term "breach" with respect to any contract or instrument means any breach or violation of, or default under, such contract or instrument, any conflict with another contract or instrument or any emergence of a right of another party to such contract or instrument to accelerate, cancel, modify or terminate such contract or instrument, including any such breach, violation, default, conflict, or right that will arise after notice or lapse of time.

          Section 1.6 Monetary Thresholds. The establishment of any monetary thresholds shall not create a materiality standard under this Agreement except as expressly provided.




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

         Section 1.7 Drafting. Neither this Agreement nor any provision contained in this Agreement shall be interpreted in favor of or against either
Party because such Party or its legal counsel drafted this Agreement or such provision. No prior draft of this Agreement or any provision contained in this Agreement shall be used when interpreting this Agreement or its provisions.

         Section 1.8 Headings. Article and section headings are used in this Agreement only as a matter of convenience and shall not have any effect upon the construction or interpretation of this Agreement.

         Section 1.9 Include. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

          Section 1.10 Or. The term "or" shall not be interpreted as excluding any of the items described. --

         Section 1.11 Plural and Singular Words. Whenever the plural form of a word is used in this Agreement, that word shall include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word shall include the plural form of that word.

         Section 1.12 Predecessors. Any of Seller's representations and warranties concerning any Claim against the Company, any Liability of the Company, or any violation of Law by the Company shall include any Claims, Liabilities and violations with respect to each predecessor of the Company.

         Section 1.13 Pronouns. Whenever a pronoun of a particular gender is used in this Agreement, if appropriate that pronoun also shall refer to the other gender and the neuter. Whenever a neuter pronoun is used in this Agreement, if appropriate that pronoun also shall refer to the masculine and feminine gender.

                                   ARTICLE II.
                        PURCHASE PRICE AND RELATED TERMS

         Section 2.1 Purchase of the Shares. At the Closing, Purchaser shall purchase the Shares from Seller, and Seller shall sell the Shares to Purchaser, free and clear of any Encumbrance.

         Section 2.2       Purchase Price.

                  (a) Purchase Price. The total consideration for the Shares
(the "PURCHASE PRICE") shall be (a) the sum of (i) $172,500,000, (ii) the amount, if any, of cash contributed by Seller to the Company after the Signing
Date and prior to the Closing Date that is used by the Company prior to the Closing Date to (x) pay the purchase price and related reasonable accounting, legal and consulting expenses for the acquisitions described in Schedule 2.2,
(y) pay for the capital project described in Schedule 2.2, and (z) pay, as reasonably requested by Purchaser, for up to $50,000 of costs facilitating the integration of the operations of Purchaser and the Company (the "INTERIM PERIOD
CAPITAL CONTRIBUTION"), (iii) the amount, if any, by which Closing Date Working



                                       9

Capital exceeds $0, and (iv) the amount of the Closing Date reserve established consistent with past practice relating to Claims for which insurance coverage is provided under the automobile bodily injury and property damage, general liability, workers compensation indemnity and workers compensation medical policies listed in Schedule 12.2(f), minus (b) the sum of (i) the amount, if any, of Closing Date Funded Indebtedness, (ii) the amount, if any, of Closing Date Capital Leases, and (iii) the amount, if any, by which Closing Date Working Capital is less than $0.

                  (b) Estimate of Purchase Price. No later than two business days prior to the Closing Date, Seller shall cause Deloitte & Touche, LLP to prepare and deliver to Purchaser, based on the Company's books and records maintained in accordance with past practices, an estimate of what each component of the Purchase Price described in Section 2.2(a) will be on the Closing Date and based thereon an estimate of the Purchase Price (the "PRELIMINARY PURCHASE PRICE").

         Section 2.3 Payment of Preliminary Purchase Price. At the Closing, Purchaser shall pay to Seller an amount equal to the Preliminary Purchase Price by wire transfer of immediately available funds to the bank account set forth on a notice given by Seller to Purchaser not later than three business days prior to the Closing Date.

         Section 2.4 Purchase Price Adjustment.

                  (a) Closing Balance Sheet. As soon as reasonably practicable, but not later than 90 days after the Closing Date, Purchaser shall prepare and cause Deloitte & Touche, LLP to audit, and shall deliver to Seller a (i) balance sheet of the Company prepared as of the close of business on the Closing Date (the "CLOSING BALANCE SHEET") and (b) calculations of the components of the Purchase Price described in Section 2.2(a) and the Purchase Price based thereon (the work papers showing such calculation, the "ADJUSTMENT STATEMENT"). The Closing Balance Sheet shall be prepared in accordance with GAAP; provided, however, that the Closing Balance Sheet shall not be required to have notes to the financial statements as required by GAAP.

                  (b) Review of Closing Date Balance Sheet and Adjustment Statement. As soon as practicable, but not later than 120 days after the Closing Date, Seller or Purchaser shall inform the other Party in writing of any objection to the Adjustment Statement, which objection, if any, shall set forth in reasonable detail the objecting Party's objections and the basis for those objections (the "OBJECTION NOTICE"). If a Party so objects and the Parties do not resolve such objections on a mutually agreeable basis within 150 days after the Closing Date, then the disagreement shall be resolved as soon as practicable thereafter, but not later than 180 after the Closing Date, by one of the largest four national accounting firms, which accounting firm shall be jointly selected by the Parties. The Parties acknowledge that the scope of such accounting firm's work shall be limited to resolving the objections set forth in the Objection Notice. The decision of such accounting firm shall be final and binding upon the Parties. The Closing Balance Sheet, the Purchase Price components and the Purchase Price based thereon (in each case, as adjusted, if applicable, by the agreement of the Parties or the decision of the accounting firm), shall be deemed final upon the earlier to occur of (i) the agreement of the Parties, (ii) the decision of the accounting firm, or (iii) the failure of either Party to deliver an Objection Notice to the other Party within 120 days after the Closing Date. Each Party shall bear the fees, costs and expenses of its own accountants and shall permit each other and each other's accountants reasonable access to the books and records necessary to perform the analysis contemplated by this Section. The Parties shall share equally the fees, costs and expenses of the accounting firm selected by the Parties to resolve any disagreements regarding the Objection Notice, provided, however, that if only one Party shall have objected and the decision of such accounting firm does not result in an adjustment of more than $50,000 to the Purchase Price in favor of the objecting Party, such Party shall pay all of the fees, costs and expenses of such accounting firm.

                  (c) Purchase Price Adjustment; Procedure. The amount of adjustment necessary to make the Preliminary Purchase Price paid by Purchaser to Seller at the Closing equal to the Purchase Price as determined in accordance with this Section 2.4, together with interest thereon from the Closing Date to the date of payment calculated at a rate equal to the prime rate of The Chase Manhattan Bank on the Closing Date shall be paid to the Party to whom it is owed by wire transfer of immediately available funds within five business days after the date on which the Purchase Price is deemed final in accordance with Section 2.4(b).

                                  ARTICLE III.
                                     CLOSING

         Section 3.1 Closing. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, on the first business day following the date on which all of the conditions contained in Article IX, to the extent not waived, are satisfied. The Closing may be postponed to such other date as the Parties may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE."

         Section 3.2 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following:

                  (a) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser;

                  (b) release in the form of Exhibit 3.2(b) executed by Seller ("SELLER'S RELEASE");

                  (c) noncompetition agreement in the form of Exhibit 3.2(c), executed by Seller (the "NONCOMPETITION AGREEMENT"), in form and substance satisfactory to Purchaser;

                  (d) [reserved];

                  (e) documents evidencing the release of all Encumbrances, other than Permitted Encumbrances, on the Company's assets, and documents evidencing the release of all Encumbrances on the Shares;

                  (f) documents evidencing the termination of all guarantees by the Company of any indebtedness or obligations of Seller or any of Seller's affiliates;

                  (g) the Termination Agreements for Related Party Contracts;

                  (h) the officers' certificates referred to in Sections 9.1(d), 9.1(e) and 9.1(f);

                  (i) an opinion of Hughes & Luce, L.L.P., counsel to Seller, in substantially the form of Exhibit 3.2(h) attached hereto, and the consent of Hughes & Luce, L.L.P. stating that Purchaser's lenders and equity investors providing financing for the transactions contemplated by this Agreement may rely on such opinion;

                  (j) executed counterparts of all Required Consents;

                  (k) possession of all Books and Records;

                  (l) resignations of all directors of the Company and those officers of the Company specified in writing by Purchaser to Seller concurrently with the execution of this Agreement;

                  (m) a receipt for the payment of the Preliminary Purchase
Price;

                  (n) an affidavit executed by an authorized officer of Seller containing Seller's Employer Identification Number and stating that Seller is not a "foreign person" under Sections 1445 and 7701 of the Code;

                  (o) each of the agreements referred to in Section 8.5, each executed by the appropriate party; and

                  (p) all other previously undelivered documents, instruments and writings required to be delivered by Seller to Purchaser at or prior to the Closing pursuant to this Agreement.

          Section 3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

                  (a) federal or other immediately available funds by wire transfer to Seller in an amount equal to the Preliminary Purchase Price;

                  (b) the Noncompetition Agreement;

                  (c) the officer's certificates referred to in Sections 9.2(c) and 9.2(d);

                  (d) an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Purchaser, in substantially the form of Exhibit 3.3(d) attached hereto;

                  (e) an affidavit executed by an authorized officer of Purchaser containing Purchaser's Employer Identification Number and stating that Purchaser is not a "foreign person" under Sections 1445 and 7701 of the Code; and

                  (f) all other previously undelivered documents, instruments and writings required to be delivered by Purchaser to Seller at or prior to the Closing pursuant to this Agreement.

          Section 3.4 Simultaneous Deliveries. The delivery of the documents required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously. No delivery shall be effective until each Party has received or waived receipt of all the documents that this Agreement entitles such Party to receive.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth with reasonable specificity in a corresponding numbered section of the Disclosure Letter delivered by Seller to Purchaser prior to the execution of this Agreement ("SELLER'S DISCLOSURE LETTER"), Seller represents and warrants to Purchaser as follows:

         Section 4.1 Organization; Good Standing; Delivery of Charter Documents. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed as a foreign corporation in each jurisdiction where the Company conducts business or owns or leases property.
Section 4.1 of Seller's Disclosure Letter lists each jurisdiction where the Company is qualified to transact business as a foreign corporation. Seller has delivered to Purchaser true and complete copies of the Charter Documents of the Company.

         Section 4.2 Power and Authority. Seller has all corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all documents and instruments to be delivered by Seller pursuant to the terms hereof (such documents and instruments, together with this Agreement, the "TRANSACTION DOCUMENTS"). The Company has all corporate power and authority necessary to execute, deliver, and perform the Transaction Documents to which the Company is a party. The Company also has all corporate power and authority necessary to own or lease its assets, carry on its business as presently conducted, and perform its obligations under the Material Contracts. Seller has duly authorized, executed, and delivered this Agreement, and this Agreement constitutes a valid, legal, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to any Law Affecting Creditors' Rights. Each of the other Transaction Documents, when executed by Seller and delivered to Purchaser, will be duly authorized, executed and delivered, and will constitute a valid, legal and binding obligation of Seller, enforceable against Seller in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors' Rights.

         Section 4.3 Capitalization. The authorized capital stock of the Company consists of 100 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding and constitute the Shares. The Company does not hold any shares of its capital stock as treasury shares and has no shares of capital stock reserved for issuance. Seller is and will be on the Closing Date the record and beneficial owner of the Shares, and on the Closing Date will own and hold the Shares free and clear of all Encumbrances. There are no contractual or statutory preemptive rights with respect to any securities of the Company. The Shares have been validly authorized and issued, are fully paid and nonassessable, and were not issued in breach or violation of any applicable Law, Contract, or contractual or statutory preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither Seller nor the Company is a party to any voting agreement with respect to the voting of any of the Shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares. The Company has not agreed to register any of the Shares under the Securities Act or otherwise. The Company does not own any equity interest in any other Person in excess of $50,000, and at Closing will not own any equity interest in any other Person.

         Section 4.4 No Conflict; Seller Consents. Except as set forth in
Section 4.4 of Seller's Disclosure Letter, the execution and delivery of this Agreement by Seller, the performance by Seller of this Agreement and the execution, delivery and performance by Seller or the Company of each other Transaction Document to which it is a party will not (a) violate any Law, (b) violate any Charter Document of Seller or the Company, (c) violate any Order to which Seller or the Company is a party or by which Seller or the Company or their respective assets is bound, (d) breach any Material Contract to which the Company is a party, Real Property Lease, Personal Property Lease or Material Permit of the Company, (e) result in the creation of any Encumbrance on any of the Company's assets, or (f) require any Consent from any Person, other than filing the pre-merger notification report required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and obtaining termination of the waiting period under the HSR Act.

         Section 4.5 Financial Statements.

                  (a) Unaudited Annual Financial Statements. Section 4.5(a) of Seller's Disclosure Letter are the unaudited balance sheets of the Company as of December 31, 1997 (the "YEAR-END BALANCE SHEET" and such date the "BALANCE SHEET DATE"), and December 31, 1995 and December 31, 1996, and the related statements of operations and cash flows for the fiscal years ended on such dates (collectively, the "ANNUAL FINANCIAL STATEMENTS"). The Annual Financial Statements have been prepared in accordance with the Books and Records and with GAAP (except as noted therein and the absence of detailed notes to such statements), and present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods then ended.

                  (b) Unaudited Interim Financial Statements. Section 4.5(b) of Seller's Disclosure Letter are the unaudited balance sheet of the Company as of February 28, 1998 (the "INTERIM BALANCE SHEET") and the related statement of operations and cash flows for the two-month period ended on such date (collectively, the "INTERIM FINANCIAL STATEMENTS"). The Interim Financial Statements have been prepared in accordance with the Books and Records and with GAAP (except as noted therein and the absence of detailed notes to such statements), and present fairly, in all material respects, the financial position of the Company as of the date indicated and the results of its operations and cash flows for the period then ended, subject to normal year-end adjustments.

         Section 4.6 No Funded Indebtedness or Undisclosed Liabilities. Except as set forth in Section 4.6(a) of Seller's Disclosure Letter, the Company has no Funded Indebtedness. Except for Liabilities set forth in Section 4.6(b) of Seller's Disclosure Letter, the Company has no Liabilities except for (a) Liabilities reflected or reserved against in the Interim Balance Sheet, (b) current Liabilities incurred in the ordinary course of business since the date thereof or (c) Liabilities incurred in the ordinary course of business under Contracts to which the Company is a party, which Liabilities are not required by GAAP to be reflected in the Interim Balance Sheet.

         Section 4.7 Absence of Certain Changes. Except as disclosed in Section
4.7 of Seller's Disclosure Letter, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course of business consistent with past practices and, without limiting the generality of the foregoing, there has been no (a) event or occurrence that has caused or will cause a Material Adverse Change, or (b) action that would have been prohibited under Section 6.3 had such action been taken after the Signing Date.

         Section 4.8 Sufficiency and Condition of and Title to Assets.

                  (a) Sufficiency and Condition of Assets. The buildings, plants, structures, and equipment of the Company are structurally sound, are in reasonable operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The assets of the Company are sufficient, and constitute all of the properties, assets and rights necessary, for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

                  (b) Title to Assets. At the Closing, the Company will hold good, valid and marketable title to, or a valid leasehold interest in, each of the Company's assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

         Section 4.9 Accounts Receivable. All accounts receivable of the Company reflected on the Interim Balance Sheet (the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales made, commissions earned or services performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are current and collectible net of the respective reserves shown on the Interim Balance Sheet (which reserves are adequate and, except as set forth in Section 4.9 of Seller's Disclosure Letter, calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 180 days after the day on which it first becomes due and payable. Subject to such reserves, there is no contest, claim, or right of set-off under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         Section 4.10 Inventory. The Company owns all of the inventory reflected on the Year-End Balance Sheet and all inventory that it has acquired or created after the Balance Sheet Date, other than inventory disposed of since then in the ordinary course of the Company's business consistent with past practices (the "INVENTORY"). The Inventory (a) is adequate for the conduct of the business of the Company and (b) is not in excess of the normal operating requirements of the business of the Company. Except as disclosed in Section 4.10 of Seller's Disclosure Letter, the Company does not hold any other Person's inventory on consignment or permit any other Person to hold any of the Company's inventory on consignment.

         Section 4.11 Real Property.

                  (a) Owned Real Property. Section 4.11(a) of Seller's Disclosure Letter lists each parcel of real property owned by the Company, including the street address and the complete legal description of each property. Each parcel of real property listed on Schedule 4.11(a) and any parcel of real property purchased after the Signing Date in accordance with Section 6.3 (collectively, the "OWNED REAL PROPERTY") is (i) in compliance with all material Laws, including the Americans with Disabilities Act and any material building, fire, land use, occupancy, safety, set-back, or zoning Law, and (ii) not burdened by any covenant, easement, encroachment, restrictive covenant, right-of-way, servitude or Encumbrance, other than Permitted Encumbrances. Seller has delivered or made available to Purchaser a true and complete copy of all surveys, title policies, title commitments, environmental reports, and material correspondence within the past two years from Governmental Authorities, in the possession of Seller or the Company with respect to each parcel of Owned Real Property.

                  (b) Leased Real Property. Section 4.11(b) of Seller's Disclosure Letter lists each lease of real property ("LEASED REAL PROPERTY") to which the Company is a party which requires payments of more than $120,000 per annum or is otherwise material to the Company. All of the leases on Section 4.11(b) of Seller's Disclosure Letter and any leases of real property entered into after the Signing Date in accordance with Section 6.3 requiring payments of more than $120,000 per annum (collectively, the "REAL PROPERTY LEASES") are valid, binding and in full force and effect. Section 4.11(b) of Seller's Disclosure Letter contains a copy of each Real Property Lease and whether the consent of any other party to the lease (or their mortgage) is required to consummate the transactions contemplated hereby. Except as disclosed in Section 4.11(b) of Seller's Disclosure Letter (i) each of the Real Property Leases is in full force and effect and has not been amended or modified; (ii) neither the Company nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) neither Seller nor the Company has received any notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and
(iv) no rental under the Leases has been paid more than one month in advance. True and complete copies of all the Real Property Leases, any amendments thereto and the nondisturbance agreements have been provided to Purchaser.

                  (c) The zoning of each parcel of the Real Property permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon.

                  (d) At Closing, the Owned Real Property will be free and clear of all Encumbrances, other than Permitted Encumbrances, and the Leased Real Property will be free and clear of any Encumbrance created by, through, or under Seller or the Company. Neither Seller nor the Company has received notice that any of the Real Property is subject to any governmental decree or order to be sold, or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

         Section 4.12 Personal Property.

                  (a) Owned Personal Property. Section 4.12(a) of Seller's Disclosure Letter lists each item of personal property (including machinery, equipment, vehicles, structures, fixtures and furniture) with a net book value in excess of $5,000 owned by the Company, located on its premises or shown on the Interim Balance Sheet or acquired after the date thereof (except for inventory subsequently sold in the ordinary course of business and consistent with past practice).

                  (b) Leased Personal Property. Section 4.12(b) of Seller's Disclosure Letter lists each lease of personal property to which the Company is a party that requires payments of more than $120,000 per annum. All of the leases on Schedule 4.12(b) and any leases of personal property entered into after the Signing Date in accordance with Section 6.3 requiring payments of more than $120,000 per annum (collectively, the "PERSONAL PROPERTY LEASES") are valid, binding and in full force and effect. Neither the Company nor any other Person is in default under any Personal Property Lease, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or any other Person. True and complete copies of all the Personal Property Leases and any amendments thereto have been provided to Purchaser.

         Section 4.13 Compliance with Laws. The Company has been and is in compliance with all Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither Seller nor the Company has received any notice from any Governmental Authority or other Person asserting that Seller or the Company has violated any Law.

         Section 4.14 Insurance. Section 4.14 of Seller's Disclosure Letter lists all insurance policies which insure the Company or any of the Company's assets against loss (collectively, the "INSURANCE POLICIES"), including each insurer's name, coverage deductible and limit, expiration date and current premium. Each Insurance Policy is in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy, other than any policy that will be replaced or is intended to be replaced prior to the expiration thereof by policies providing substantially the same coverage from an insurer that is reputable. The coverages provided by the Insurance Policies are not less in amounts and types than the coverages customary in the Company's industry and will not in any way be affected by or terminate or lapse by reason of the consummation of the transactions contemplated by this Agreement. No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company. True and complete copies of all Insurance Policies have been provided to Purchaser. Section 4.14 of Seller's Disclosure Letter contains a complete and accurate description of the worker's compensation and liability claims experience of the Company for the two year period ending on the Signing Date.

         Section 4.15 Contracts. Section 4.15 of Seller's Disclosure Letter lists each Contract to which the Company is a party or by which it is bound that: (a) is a Related Party Contract; (b) relates to the use or non-disclosure of any Material Intangible Asset; (c) is a joint venture, partnership or other Contract involving a sharing of profits, losses, costs or liabilities with another Person; (d) contains any covenant that in any way purports to restrict the business activity of the Company or any affiliate of the Company or limit the freedom of the Company or any affiliate of the Company to engage in any line of business or to compete with any Person; (e) provides for a term of one year or longer to supply ice; (f) involves a merger, consolidation, reorganization, acquisition or purchase or sale of assets or stock of another Person pursuant to which the Company or any other party thereto has any continuing obligation; (g) pursuant to which the obligations of any party thereto are, or are contemplated to be, in excess of $120,000 during any twelve month period during the term thereof or more than $250,000 over the remaining term of the Contract; (h) is a material agreement with any supplier or customer with respect to discounts or allowances or extended payment terms; (i) is an agreement for the borrowing or lending of money; or (j) is otherwise material to the Company. All of the Contracts listed in Section 4.15 of Seller's Disclosure Letter and any material Contracts entered into after the Signing Date in accordance with Section 6.3 (collectively, the "MATERIAL CONTRACTS") are valid and binding and in full force and effect, subject to Laws Affecting Creditors' Rights. Neither Seller, the Company nor, to the knowledge of Seller or the Company, any other Person is in default under any Material Contract, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by Seller, the Company or, to the knowledge of Seller or the Company, any other Person. True and complete copies of all Material Contracts have been provided to Purchaser.

         Section 4.16 Litigation; Orders. Section 4.16 of Seller's Disclosure Letter lists and describes all Actions pending (except for any Actions relating to worker's compensation and personal injury or property damage liability claims which are being defended by or otherwise under the control of the Company's insurers, none of which individually or in the aggregate will have a Material Adverse Effect on the Company) or to the Knowledge of Seller and the Company, threatened against or affecting the Company. There is no Action pending or, to the knowledge of Seller or the Company, threatened affecting Seller or the Company which, if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor Seller is subject to any Order relating to the Company or any of its business.

         Section 4.17 Environmental Matters.

                  (a) Compliance with Environmental Laws. The Company has been and is operated in compliance with all Environmental Laws and all Permits related to Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect on the Company.

                  (b) Hazardous Materials. Except as disclosed in Section 4.17 of Seller's Disclosure Letter, the Company has neither caused nor allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Materials at any of the properties or facilities used in connection with the Company's business, including the Owned Real Property and the property subject to the Real Property Leases, except in compliance with all Environmental Laws. To the knowledge of Seller or the Company, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Materials has occurred at any of the properties or facilities used in connection with the Company's business, including the Owned Real Property and the property subject to the Real Property Leases, except in compliance with all Environmental Laws.

                  (c) Existence of an Action. Except as disclosed in Section
4.17 of Seller's Disclosure Letter, neither Seller nor the Company has received any notice from any Governmental Authority or other Person alleging or concerning any Claim against the Company under any Environmental Law, whether for personal injuries or property damages, which Claims, individually or in the aggregate, exceed $100,000. Except as disclosed in Section 4.17 of Seller's Disclosure Letter, there is no Action pending or, to the Knowledge of Seller or the Company, threatened affecting the Company alleging or concerning any Claim under any Environmental Law, whether for personal injuries or property damages, which Claims, individually or in the aggregate, exceed $100,000.

                  (d) Environmental Permits. The Company is in possession of and in compliance with all material Permits required under the Environmental Laws with respect to the operation of its business. There are no Actions pending or, to the Knowledge of Seller and the Company, threatened which seek to modify, revoke or deny renewal of any such Permit. Neither Seller nor the Company has any knowledge of any fact or condition that is reasonably likely to give rise to any Action to modify, revoke or deny renewal of any of such Permit. No Consent from any Person is necessary for the transfer of any such Permit, and the consummation of the transactions contemplated by this Agreement will not violate, alter, impair or invalidate, in any respect, any such Permit.

                  (e) Miscellaneous. Without in any way limiting the generality of the foregoing, except as disclosed in Section 4.17 of Seller's Disclosure Letter, (i) to the knowledge of Seller and the Company, none of the off-site locations where the Company has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Materials has been identified as a facility that is subject to an existing Claim under any Environmental Law or is the subject of any threatened Claim by any Person, (ii) no underground improvement regulated by any Environmental Law, including any storage or treatment tank, is located on the Owned Real Property or the property subject to the Real Property Leases, (iii) to the Knowledge of Seller and the Company, there is no asbestos contained in or forming part of the assets of the Company, and (iv) no polychlorinated biphenyls or polychlorinated biphenyls-containing items are used or stored at the Owned Real Property or the property subject to the Real Property Leases.

         Section 4.18 Permits. Section 4.18 of Seller's Disclosure Letter describes each Permit issued to the Company or with respect to any of its assets that is material to the Company (the "MATERIAL PERMITS"). Each Material Permit is currently in effect, no violation of the terms of such Material Permit has occurred, and the issuing Governmental Authority has not taken or, to the knowledge of Seller and the Company, threatened to take any action to revoke or limit such

Material Permit,. In addition, no issuing Governmental Authority has indicated that it will not renew a Material Permit. The Material Permits constitute all of the material Permits required for the Company to conduct its business in compliance with all Laws. No Material Permit will terminate or require re-issuance in connection with the change in control of the Company upon the sale of the Shares to Purchaser.

         Section 4.19 Intangible Assets.

                  (a) Owned Intangible Assets. Section 4.19(a) of Seller's Disclosure Letter lists all Material Intangible Assets owned by the Company as of the Signing Date. With respect to all Intangible Assets owned by the Company and all Intangible Assets obtained or developed prior to the Closing, (i) the Company owns all right, title and interest in and to such Intangible Assets free and clear of all Encumbrances, (ii) the Company has not sold, transferred, licensed, sub-licensed or conveyed any interest in any of such Intangible Assets, and (iii) to the knowledge of Seller and the Company, no Person has infringed upon or misappropriated any of such Intangible Assets.

                  (b) Licensed Intangible Assets. Section 4.19(b) of Seller's Disclosure Letter lists all licenses and contracts related to any Material Intangible Asset used by the Company as of the Signing Date. Each license or contract listed on Section 4.19(b) of Seller's Disclosure Letter and each license or contract related to an Intangible Asset which is entered into after the Signing Date in accordance with Section 6.3 is valid, binding and in full force and effect.

                  (c) No Infringement. The Company has not infringed upon or misappropriated any Intangible Asset owned by another Person.

         Section 4.20 Employees

                  (a) Employees. Section 4.20(a) of Seller's Disclosure Letter lists the name, job title if an officer, date of employment and current annual compensation (salary, bonus and all amounts paid pursuant to an Employee Benefit
Plan) for each salaried employee of the Company employed as of the Signing Date whose total compensation for 1997 or expected total compensation for 1998 equals or exceeds $40,000 (collectively, the "MATERIAL EMPLOYEES"). All employees of the Company are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all Laws. All sums due for employee compensation and benefits and all vacation time owing to any employee of the Company (including all persons whose employment by the Company terminated prior to the Signing Date) have been duly and adequately accrued on the accounting Books and Records of the Company.

                  (b) Contracts. Section 4.20(b) of Seller's Disclosure Letter lists each (i) Contract between the Company and a Material Employee, and (ii) collective bargaining agreement and other Contract to or with any labor union, employee representative or group of employees. Other than the Contracts listed on Schedule 4.20(b), (i) the Company's employment of each employee of the Company is terminable at will without any penalty or severance obligation of any kind on the part of the Company, subject to any requirements of applicable Law and (ii) there are no employee Contracts pursuant to which any benefits will be increased or vest or pursuant to which any benefits are contingent upon, or the terms of which are materially altered by, the occurrence of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company.

                  (c) Compliance with Labor Laws. The Company has complied and is presently complying in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice.

                  (d) Labor Actions and Relations. There is no unfair labor practice charge or complaint against the Company pending or threatened before the National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under any collective bargaining agreement pending. There is no labor strike, slowdown or work stoppage pending or, to the knowledge of Seller and the Company, threatened against the Company. The Company has neither experienced any significant work stoppages nor been a party to any Action before the National Labor Relations Board involving any issue for the past three years nor been a party to any arbitration proceeding arising out of or under any collective bargaining agreement for the past three years. There is no charge or complaint pending or threatened against the Company before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction.

         Section 4.21 Employee Benefits.

                  (a) Each of the Company Plans is, and has been, adopted and operated in material compliance with its terms and all applicable Law (including, where applicable, ERISA and the Code).

                  (b) Section 4.21 of Seller's Disclosure letter contains an accurate and complete list of (i) all Company Plans, including a complete and accurate description of all Company Plans that are not in writing and (ii) all Company Controlled Group Plans that are subject to Code Section 412 or Title IV or Section 302 of ERISA or for which the Company has any Liability. The Company has not made any commitment, whether formal or informal, and whether legally binding or not, to create or have liability under any Plan which is not listed in Section 4.21 of Seller's Disclosure Letter, or to modify any existing Company Plan.

                  (c) With respect to each Company Plan, the Seller or Company has heretofore delivered or made available to the Purchaser true, correct and complete copies of (i) each such Plan, (including any amendments to any such Plans, any related trusts, summary plan descriptions, written descriptions of any such Plans that are not in writing, insurance policies, investment management agreements or annuity contracts, and any rules or regulations created for use with any such Plans); (ii) the most recent IRS determination letter, if any, with respect to each of such Plans; (iii) the Form 5500 (including all schedules and attachments), if any, filed with respect to each of such Plans for the most recent two (2) years; (iv) the most recent actuarial reports, if any, filed with respect to each of the Company Plans; and (v) each collective bargaining agreement or other contract relating to each Company Plan.

                  (d) None of the Company Plans or any trusts relating thereto have engaged in any transaction in connection with which Company or any fiduciaries of any Company Plans or related trusts is or could be subject either to a civil penalty or other liability under Sections 502(i), 406 or 409 of ERISA or a tax imposed by Section 4975 of the Code, and no event has occurred and no condition exists with respect to the Company Plans that could subject the Company to any other tax or penalty under the Code or civil penalty or other liability under ERISA or other laws.

                  (e) No litigation or administrative or other proceeding, audit, claim, investigation or other matter (other than routine claims for benefits) is pending or, to the knowledge of Seller or the Company, threatened involving any Company Plan.

                  (f) As of the Closing Date all payments (including, without limitation, contributions and premiums) required to have been made to or in connection with Company Plans, by their terms or under ERISA or the Code, with respect to any period prior to such date shall have been timely made in full, determined by using the applicable actuarial and funding assumptions, if any.

                  (g) To the extent applicable, each Company Plan or related trust which is intended to meet the requirements of Section 401(a) or 501(a) of the Code meets such requirements. The Suiza Foods 401(k) Plan was adopted effective as of January 1, 1998, and an application for a determination letter to the Internal Revenue Service with respect thereto has not yet been made. The Suiza Foods 401(k) Plan is the only Company Plan that is intended to be qualified under Section 401(a) of the Code.


                  (h) No Company Plan is subject to Title IV of ERISA or is a defined benefit plan.

                  (i) Except as provided by Section 4980B of the Code or Part 6 of Title I of ERISA, there are no health, medical or other welfare benefits or insurance under the Company Plans for current or future retirees or other former employees.

                  (j) With respect to each Company Controlled Group Plan, (i) no liability arising under Title IV of ERISA is pending, has been incurred by or is threatened against any Company Controlled Group Member, which liability has not been satisfied; (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, has been incurred; and (iv) all contributions (including installments) to each said Company Plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. The Company does not have any due but unpaid liability with respect to any Company Controlled Group Plan. Except as disclosed in Schedule 4.21, no Company Controlled Group Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiemployer welfare plan. With respect to each multiemployer pension or welfare Company Controlled Group Plan disclosed in Schedule 4.21, no as yet unsatisfied liability has been or will be incurred by Company for a withdrawal which occurs on or prior to the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

                  (k) The assets of the Company Plans do not, with the exception of the assets of the Suiza Foods 401(k) Plan, include any "employer securities" or "employer real property" as such terms are defined in Section 407 of ERISA. No material debt has been incurred by any of the Company Plans, other than liabilities for the payment of benefits or insurance premiums. The Suiza Foods 401(k) Plan permits participants to direct the investment of the accounts in such employer securities, but not employer real property.

                  (l) Except as set forth on in Section 4.21 of Sellers Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director or independent contractor of Company to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of payments or compensation due any such person; or (iii) result in any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is not available.

         Section 4.22 Taxes.

                  (a) Consolidated Income Tax Returns. The Company has been included in Seller's combined, consolidated, and unitary income Tax reports and returns for all periods for which the applicable statute of limitations has not expired other than the federal income Tax periods ending on or prior to March 31, 1995, during which the Company filed its federal income Tax returns as an S corporation. In addition, the Company will remain a member of Seller's affiliated group with respect to the filing of such income Tax reports and returns through the Closing Date.

                  (b) Tax Returns and Payments. Either Seller or the Company has timely filed all Tax reports and returns required to be filed by Seller or the Company in connection with the Company's assets, business, and employees and either Seller or the Company has timely paid and discharged all Tax obligations (including, without limitation, all income tax obligations of any affiliated group of which the Company is or was a member) shown on such reports and returns, including any withholding obligations. Such Tax reports and returns are accurate and complete in all material respects and correctly compute the Tax obligation to which each such report or return pertains.

                  (c) No Notices. Except as disclosed in Section 4.22 of Seller's Disclosure Letter, neither Seller nor the Company has received any determination letter, revenue agent report, or other notice of any proposed or outstanding Tax deficiency against or allocable to the Company. In addition, neither Seller, the Company, nor any other Person has executed any extension agreement or waiver of any statute of limitations with respect to the assessment or collection of any Tax against the Company.

                  (d) No Audits. Except as disclosed in Section 4.22 of Seller's Disclosure Letter, neither the Internal Revenue Service ("IRS") nor any other taxing authority (collectively with the IRS, the "TAXING AUTHORITIES") has contacted Seller or the Company concerning a future audit or examination of any Tax reports and returns that include the Company other than audits and examinations which have previously been resolved and any Taxes due in connection therewith have previously been paid. Except as disclosed in Section 4.22 of Seller's Disclosure

Letter, no such audit or examination is in process or has occurred with respect to any period for which the statute of limitations has not expired.

                  (e) No Tax Liens. No Tax liens exist with respect to any assets of the Company, other than statutory Tax liens for Taxes not yet due.

                  (f) No Agreements. No Tax ruling from any Taxing Authority addressed to the Company or closing agreement with any Taxing Authority has a continuing effect upon the Company. In addition, no such Tax ruling or closing agreement is pending.

                  (g) No Tax Opinions. Neither Seller nor the Company has received any Tax opinion pertaining to the Company from any accountants, lawyers, or other advisers during the five years immediately preceding the date of this Agreement. In addition, no such opinion received prior to such five-year period has any continuing effect upon the Company. For purposes of this section
(g), "Tax opinion" means a written document in which the preparer comes to a conclusion as to their "opinion" as to certain tax consequences.

                  (h) NOL Carryforwards. The Company has no net operating loss carryforwards.

                  (i) No Golden Parachutes. The Company does not have any Contract that could require the Company to make any "excess parachute payment" as defined under Section 280G of the Code, determined without considering any of the exceptions contained in such section.

                  (j) No Partnerships. The Company is not a member of any joint venture, partnership, or other arrangement or Contract that is treated as a partnership for Income Tax purposes.

                  (k) No Property Treated as Owned by Another Person. No property of the Company is property that the Company is required to treat as owned by another Person pursuant to Section 168(f)(8) of the Code or any other applicable Law. After the Closing, the Company will not be required to treat Purchaser as the owner of any of the Company's property.

                  (l) No Tax Exempt Use Property. No property of the Company is "tax exempt use property" as defined under Section 168(h)(1) of the Code.

                  (m) No Tax Exempt Bond Financed Property. No property of the Company is "tax exempt bond financed property" under Section 168(g) of the Code.

                  (n) No Transfer Taxes. The sale of the Shares to Purchaser will not impose or create any Tax obligations on Purchaser or the Company, including any withholding Tax obligations on Purchaser.

                  (o) No Revaluation of Assets. The sale of the Shares to Purchaser will not cause any reassessment or revaluation of the Company's assets for any ad valorem or property Tax purposes for any period prior to the Closing Date.

                  (p) No Foreign Seller. Seller is not a "foreign person" under Sections 1445 and 7701 of the Code.

                  (q) S Election. The Company had a valid election to be taxed as an S corporation in effect for all periods ending on or prior to March 31, 1995.

                  (r) No Tax Sharing Agreement. There is no contract to which Seller and the Company are parties that relates to the liability of either for the income taxes of the other.

         Section 4.23 Bank Accounts; Powers of Attorney. Section 4.23 of Seller's Disclosure Letter lists the names of (a) each bank, trust company and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations (the "BANK ACCOUNTS"),
(b) all Persons authorized to draw on, or to have access to, each of the Accounts, (c) all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company. Each of the Accounts has a zero or positive cash balance. No proxies, powers of attorney or other like instruments are irrevocable.

         Section 4.24 Suppliers and Customers. The relationships of the Company with its material suppliers and material customers are satisfactory. No such material customer or supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company, or to materially decrease its services to the Company or its usage of the services of the Company, provided, however, that any such cancellation, termination or threat by a supplier or customer shall not constitute a breach of this representation and warranty made or deemed made as of a date after the Signing Date if such supplier or customer shall have become a supplier or customer of Purchaser prior to the Closing Date.

         Section 4.25 Affiliated Transactions. Except as set forth in Section
4.25 of Seller's Disclosure Letter, since the Balance Sheet Date, the Company has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (tangible or intangible) to, or entered into any Contract with, any of the officers, directors or stockholders of Seller, the Company or any of their respective affiliates, except for compensation to officers at rates not exceeding the rates of compensation paid during the fiscal year ended on the Balance Sheet Date and routine travel advances to officers and employees. Except as set forth in Section 4.25 of Seller's Disclosure Letter, since January 1, 1997, neither Seller nor any other affiliate of the Company (other than executive officers and directors of the Company or Seller in their capacities as executive officers and directors of the Company or Seller) has provided any services to the Company, including, without limitation, accounting, data processing, payroll, benefits or record management services.

         Section 4.26 Books and Records. The Books and Records of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

         Section 4.27 Capital Projects. Section 4.27 of Seller's Disclosure Letter sets forth a description of all capital projects of the Company, including construction projects and acquisitions of capital assets, which have been commenced but not completed, or with respect to which commitments have been entered into with third persons, as of February 28, 1998 ("CAPITAL PROJECTS"). Section 4.27 of Seller's Disclosure Letter also sets forth with respect to each Capital Project (a) the amounts budgeted by the Company, or the amounts contractually committed to be expended for such Capital Project, and (b) the amounts remaining to be paid after February 28, 1998, for completion of such Capital Project.

         Section 4.28 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acting on behalf of Seller or the Company other than the fees of Bear Stearns & Co. whose fees will be paid by Seller.

                                   ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         Section 5.1 Organization; Good Standing; Delivery of Charter Documents. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser is duly qualified or licensed as a foreign corporation in each jurisdiction in which its assets are owned or leased, or the nature of its business makes such qualification or licensing necessary, except those jurisdictions wherein the failure to so qualify could not have a Material Adverse Effect on Purchaser. Purchaser has delivered to Seller true and complete copies of Purchaser's Charter Documents.

         Section 5.2 Power and Authority. Purchaser has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all the other Transaction Documents to which Purchaser is a party. Purchaser has all requisite corporate power and authority necessary to own, operate and lease its assets and to carry on its business as and where conducted.

         Section 5.3 Authorization; Execution and Validity. Purchaser has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to any Law Affecting Creditors' Rights. Each of the other Transaction Documents to which Purchaser is a party, when executed delivered by Purchaser to Seller, will be duly authorized, executed and delivered, and will constitute a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors' Rights.

         Section 5.4 No Conflict; Purchaser Consents. The execution and delivery by Purchaser of this Agreement do not, the performance by Purchaser of this Agreement will not, and the execution, delivery and performance by Purchaser of each other Transaction Document to which it is a party will not (a) violate any Law, (b) violate any Charter Document of Purchaser, (c) violate any Order to which Purchaser is a party or by which Purchaser or its assets is bound, or (d) require any Consent from any Person other than filing the pre-merger notification report required under the HSR Act and obtaining termination of the waiting period under the HSR Act.

        Section 5.5 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acting on behalf of Purchaser other than the fees of Jefferies & Company, Inc. and Williams Financial Group (James M. Raines).

         Section 5.6 Financing. Purchaser has previously delivered to Seller true and correct copies of letters from its prospective lenders and equity investors concerning Purchaser's anticipated financing for the transactions contemplated by this Agreement.

                                   ARTICLE VI.
                               COVENANTS OF SELLER

         Section 6.1 Cooperation by Seller. From the Signing Date through the Closing Date, Seller shall use, and shall cause the Company to use, all reasonable efforts (a) to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement, (b) to cooperate with Purchaser in connection with the foregoing, including using reasonable efforts to obtain all of the Consents set forth in Section 4.4 of Seller's Disclosure Letter or otherwise required to consummate the transactions contemplated hereby, and (c) subject to the other terms and conditions of this Agreement, to cause all the conditions set forth in Section 9.1, the satisfaction of which is in the reasonable control of Seller or the Company, to be satisfied on or prior to Closing.

         Section 6.2 Pre-Closing Access to Information.

         (a) General. From the Signing Date through the Closing Date, to the extent not prohibited by applicable Law, Seller shall, and shall cause the Company, to (a) provide to Purchaser and its Representatives full access to the personnel, properties, and Books and Records of the Company (and those books and records of Seller relating to the Company), (b) furnish Purchaser and its Representatives copies of all such Books and Records as Purchaser may reasonably request, and (c) furnish Purchaser and its Representatives with such additional financial, operating and other data information as Purchaser may reasonably request. Subject to Section 6.2(b), Purchaser agrees to be bound by all the terms of that certain Confidentiality Agreement, dated December 31, 1997, between Seller and Purchaser, as amended by Amendment No. 1 thereto (the "CONFIDENTIALITY AGREEMENT"), and the Parties agree that all information which has been or is hereafter disclosed to Purchaser is and remains subject to the terms of the Confidentiality Agreement except as provided in Section 6.2(b).

         (b). Audit. Promptly following the Signing Date, Seller shall, and shall cause the Company to, permit Deloitte & Touche, LLP to audit the Annual Financial Statements and in connection therewith shall (i) provide Deloitte & Touche, LLP full access to the personnel, properties, and Books and Records of the Company (and those books and records of Seller relating to the Company) as Deloitte & Touche, LLP may reasonably request, and (ii) otherwise cooperate fully with the audit and furnish such additional information as Deloitte & Touche, LLP may reasonably request. The cost of such audit shall be paid by Purchaser. Seller hereby consents to the inclusion and dissemination to prospective investors of such audited Annual Financial Statements (the "AUDITED FINANCIAL STATEMENTS") and general information concerning the Company's business in offering documents prepared by Purchaser in connection with its financing of the transactions contemplated by this Agreement.

         Section 6.3 Conduct of Business.

         From the Signing Date through the Closing Date, Seller shall, and shall cause the Company to, use all reasonable efforts to (i) preserve substantially the relationships with the Company's material Representatives, suppliers and customers, (ii) perform its obligations under all material Contracts, leases and Permits in all material respects, (iii) comply with all Laws, (iv) confer with Purchaser regarding operational matters of a material nature, (v) report periodically to Purchaser regarding the status of the business and the results of operations of the Company, and (vi) except as set forth in Section 6.3 of Seller's Disclosure Letter, conduct the Company's business in the ordinary course and consistent with past practices. Without limiting the foregoing, except as otherwise required or permitted by this Agreement or listed in Section
6.3 of Seller's Disclosure Letter, from the Signing Date through the Closing Date, Seller shall not, without Purchaser's prior written consent, permit the Company to:

                  (a) amend its Charter Documents;

                  (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of the capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iii) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any shares of capital stock of any class of the Company or any securities convertible into or exchangeable for shares of capital stock of any class of the Company; or (iv) split, combine or reclassify the outstanding capital stock of the Company or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company;

                  (c) [reserved];

                  (d) except as disclosed in Section 6.3(d) of Seller's Disclosure Letter, sell, lease, license, transfer, mortgage or subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any assets of the Company other than sales of inventory and equipment in the ordinary course of business and consistent with past practice;

                  (e) except as disclosed in Section 4.27 of the Seller's Disclosure Letter, make or agree to make any new capital expenditure or expenditures;

                  (f) except as required to comply with applicable Law or with Contracts or Plans existing on the Signing Date, (i) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or Plan, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for increases in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, (iii) pay any benefit not provided for under any Plan, (iv) increase in any manner the severance or termination pay of any officer or employee, (v) grant any awards under any Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Plans or agreements or awards made thereunder), except for grants in accordance with past practices to employees who neither are, nor would be following such grant, Material Employees, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee Contract or Plan;

                  (g) amend, terminate or enter into any Material Contract, other than customer contracts in the ordinary course of business and consistent with past practice;

                  (h) (i) incur or assume any debt, other than trade and accounts payable incurred in the ordinary course of business in amounts consistent with past practice, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company; (iii) enter into any "keep well" or other arrangement to maintain any financial condition of another Person; (iv) guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (v) make any loans, advances or capital contributions to, or investments in, any other Person;

                  (i) make any material change in accounting methods, principles or practices unless required by GAAP;

                  (j) compromise or settle any material Claim or Action other than the matter listed as Item 2 in Section 4.16 of Seller's Disclosure Letter;

                  (k) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions set forth in Article IX not being satisfied, or would make any representation or warranty of Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing, or that would impair the ability of Seller to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

                  (l) make or rescind any Tax election or settle or compromise any Tax liability or refund or change in any material respect any of the methods of reporting income or deductions for federal income tax purposes;

                  (m) permit any material insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business and consistent with past practice;

                  (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

                  (o) enter into any Related Party Contract; or

                  (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

         Section 6.4 Supplements to Schedules. If, between the Signing Date and the Closing Date, Seller or the Company becomes aware that any of the representations and warranties in this Agreement or the schedules to this Agreement was inaccurate when made or if during such period any event occurs or condition changes that would cause any such representation or warranty to be inaccurate had such representation or warranty been made as of the time of such occurrence or change, then Seller shall notify Purchaser thereof in writing and supplement the schedules hereto to account for any such inaccuracy, event or change. Any such supplement to the schedules shall not be deemed to have been disclosed as of the Signing Date or to have cured any breach of a representation or warranty made in this Agreement, unless so agreed to in writing by Purchaser.

         Section 6.5 Standstill. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article X, Seller shall not, nor shall Seller permit the Company or any Representative of Seller or the Company to, (a) directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person (other than Purchaser and its Representatives) concerning any merger, sale of securities, sale of substantial assets, investment proposals or similar transaction involving the Company, (b) entertain or discuss any acquisition or investment proposals whatsoever relating to the Company, or (c) disclose to any third party any non-published information concerning the Company or its financial condition

         Section 6.6 Discharge of Encumbrances. Seller shall take all actions and do all things necessary to cause all Encumbrances other than Permitted Encumbrances on the assets of the Company to be terminated or otherwise discharged at or prior to the Closing. Seller shall take all actions and do all things necessary to cause the Company to have no Funded Indebtedness or Capital Leases as of the Closing or to be the guarantor of any indebtedness or other obligations of any other Person as of the Closing, other than Funded Indebtedness, Capital Leases or guarantees to which Purchaser shall have consented in writing prior to Closing.

         Section 6.7 Resignations. Seller shall cause each of the directors of the Company, and each officer or employee of the Company whose resignation Purchaser has requested in writing to Seller concurrently with the execution of this Agreement, to resign pursuant to a written resignation effective immediately before the Closing.

                                  ARTICLE VII.
                             COVENANTS OF PURCHASER

         Section 7.1 Cooperation by Purchaser. From the Signing Date through the Closing Date, Purchaser shall use all reasonable efforts (a) to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement, (b) to cooperate with Seller in connection with the foregoing and (c) subject to the other terms and conditions of this Agreement, to cause all the conditions set forth in Section 9.2, the satisfaction of which is in the reasonable control of Purchaser, to be satisfied on or prior to Closing.

         Section 7.2 Pre-Closing Access to Information. Purchaser shall comply with the limitations on the disclosure and use of information set forth in the Confidentiality Agreement with respect to the information that Seller provides to Purchaser in and pursuant to this Agreement.

         Section 7.3 Employee Matters. As of the Closing Date the employees of the Company shall continue employment with the Company in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable Law or any Contract, neither Purchaser nor the Company shall be obligated to continue any employment relationship with any employee for any specific period of time or on any specific terms, except as otherwise set forth in employment contracts listed in
Section 4.20(b) of Seller's Disclosure Letter that are not assumed by Seller pursuant to Section 8.6 hereof. For the period beginning on the Closing Date and ending on December 31, 1998, Purchaser shall provide to the employees of the Company employee benefits (including without limitation, welfare plan and pension plan benefits) which are substantially similar to either (i) those benefits provided to similarly-situated employees of Purchaser and its affiliates from time to time or (ii) those benefits which are provided to the employees of the Company immediately prior to the Closing Date. In addition, any employee of the Company immediately prior to the Closing Date (aside from part-time employees, seasonal employees and employees employed for less than one year) whose employment with the Company is terminated without cause during the period beginning on the Closing Date and ending on the earlier of (a) the expiration of six months after the Closing Date or (b) November 30, 1998, shall receive severance pay of not less than two weeks' pay for every year of service with the Company or with Sparkle Ice, but not for service with a predecessor of the Company or Sparkle Ice, up to a maximum of sixteen weeks' pay. To the extent any employee benefit plan, program or policy of Purchaser or its affiliates that is substantially similar to the benefits described in items 1 - 7 of the Welfare Benefit Plans section of Schedule 4.21 and items 2 - 6 of the Employee Arrangement section of such Schedule is made available to any person who is an employee of the Company as of the Closing Date: (i) continuous service with the Company or any predecessor Company by any employee prior to the Closing Date shall be credited for eligibility and vesting purposes and additional benefits tied to periods of service under such plan, program or policy; and (ii) with respect to any welfare benefit plans under which such employees may become eligible, Purchaser shall cause such plans to provide credit for any co-payments or deductibles by such employees during the current plan year of the Company and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plains maintained by the Company for its employees prior to the Closing Date. Each employee of the Company shall be a third party beneficiary with respect to Purchaser's obligations under this Section 7.3 and shall have the right to enforce such obligations in its own name and right.


                                  ARTICLE VIII.
                                MUTUAL COVENANTS

         Section 8.1 Governmental Consents. Promptly after the Signing Date, each Party shall take all reasonable actions, do all reasonable things necessary and cooperate with each other to obtain all Consents required by any Governmental Authority to consummate the transactions contemplated hereby, including the filing of any pre-merger notification required under the HSR Act. The Parties shall use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. Purchaser shall pay the statutory filing fee required by the HSR Act.

         Section 8.2 Consents to Assign Leases and Contracts.

                  (a) Cooperation and Reasonable Efforts. Each Party hereby agrees to use reasonable efforts, to take reasonable actions (including Purchaser's delivery to third parties of its audited financial statements) and to cooperate with each other as may be reasonably necessary to obtain Consents to transfer and assign the Encumbered Instruments, to obtain nondisturbance agreements from lenders of lessors under the Real Property Leases and to obtain estoppel certificates in recordable form with respect to the Real Property Leases. Prior to sending any request for a Consent, Seller shall submit such request to Purchaser for its approval, which shall not be unreasonably withheld. Seller shall promptly deliver to Purchaser copies of all Consents received and all correspondence and requests concerning the Consents. Purchaser shall have the right to reasonably participate in any discussions between Seller and any Person from whom Seller seeks a Consent. Except as expressly provided herein, neither Party shall be required to pay any sum, to incur any obligation or to agree to any amendment of any Encumbered Instrument in order to obtain any such Consent to transfer and assign the Encumbered Instrument.

                  (b) Required Consents. Schedule 8.2(b) lists the Encumbered Instruments to which a Consent to transfer and assign must be obtained from the appropriate third party prior to Closing (collectively, the "REQUIRED CONSENTS"). Except for the Required Consents, the obtaining of any Consents related to the Encumbered Instruments shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Consent has been obtained.

                  (c) Post-Closing Efforts to Obtain Consents. In the event any Consent required by any Encumbered Instrument is not obtained on or prior to Closing, each Party will, for a period of one year following the Closing Date,
(i) abide by the requirements of Section 8.2(a), and (ii) cooperate with each other in any lawful and reasonable arrangement to provide that Purchaser shall receive the benefits under any Encumbered Instrument not assigned and transferred at the Closing by reason of the failure to obtain such Consent; provided that, to the extent the Parties are successful in providing the material benefits of any such instrument to the Company, the Company shall pay, honor and discharge when due all liabilities of the Company related thereto to the extent the liabilities were incurred after the Closing Date.

         Section 8.3 Books and Records.

                  (a) Access. For a period of six years after Closing, each Party shall provide the other Party with reasonable access during normal business hours to its Books and Records relating to the Company (other than books and records protected by the attorney-client privilege) to the extent that they relate to the condition or operation of the Company prior to Closing and are requested by such Party to prepare its tax returns, to respond to third party Claims or for any other legitimate purpose specified in writing. Each Party shall have the right, at its own expense, to make copies of any such Books and Records.

                  (b) Destruction. No Party shall dispose of or destroy any Books and Records relating to the Company to the extent that they relate to the condition or operation of the Company prior to the Closing without first offering to turn over possession thereof to the other Party by written notice at least 30 days prior to the proposed date of disposition or destruction.

                  (c) Confidentiality. Each Party may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Company from documents and other materials requested and made available pursuant to this Section and may condition the other Party's access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other Party not to disclose or misuse such information.

                  (d) Assistance. Each Party shall, upon written request and at the requesting Party's expense, make personnel available to assist in locating and obtaining any Books and Records relating to the Company to the extent that they relate to the condition or operation of the Company prior to Closing and make personnel available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any third party Claim in which the other Party does not have any adverse interest.

         Section 8.4 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after Closing, each Party shall execute and deliver all instruments and documents and take all other action that the other Party may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

         Section 8.5 Supplemental Agreements. At the Closing, Seller shall execute and deliver the Seller's Release and the Parties shall execute and deliver the Non-Competition Agreement.

         Section 8.6 Termination of Related Party Contracts. Immediately prior to the Closing, Seller shall cause to be terminated all Related Party Contracts (other than employee contracts listed in Section 4.20(b) and the contracts listed in Section 4.15(a) of Seller's Disclosure Letter) without any Liability or payment by the Company pursuant to agreements in form and substance satisfactory to Purchaser (the "TERMINATION Agreements"). With respect to each employee contract listed on Schedule 8.6(a) hereto, Seller shall cause the parties thereto to enter into prior to the Closing a novation agreement, in form and substance satisfactory to Purchaser, pursuant to which Seller shall assume all obligations of the Company under such contract without any Liability or payment by the Company. The Parties also agree to the matters set forth in
Schedule 8.6(b) hereto.

         Section 8.7 Employee Plans. At or prior to the Closing, the Company shall withdraw as a participating employer in the Suiza Foods 401(k) Plan. Purchaser agrees that the qualified plan in which the employees of the Company will participate after the Closing will accept rollover contributions from participants who have received a distribution from the Suiza Foods 401(k) Plan after the Closing Date; provided, however, that such rollover contributions (i) will be accepted only after a favorable determination letter is received regarding the Suiza Foods 401(k) Plan, (ii) will be accepted only upon the receipt by the plan administrator of Purchaser's qualified plan of reasonably satisfactory assurances that the Suiza Foods 401(k) Plan is a qualified plan under section 401(a) of the Code, and (iii) qualify as valid rollover contributions (including direct rollover contributions) that were distributed from the Suiza Foods 401(k) Plan and have not been first deposited in an IRA or other qualified plan. The Company shall not have any obligation to terminate its participation in any Company Plan (other than the Suiza Foods 401(k) Plan) on or prior to the Closing, although Purchaser or the Company may terminate the Company's participation in all or any such plans after Closing, provided that the covenants set forth in Section 7.3 hereof are satisfied. Certain of the Company Plans may be insured plans, and the consent of the relevant insurer may be necessary in order for such plans to cover Company employees after the Closing. Seller shall use its best efforts to cooperate with the Company and Purchaser, both before and after the Closing, in giving any notices regarding Company Plans and in terminating the Company's participation in any and all Company Plans designated by Purchaser.


                                   ARTICLE IX.
                         CONDITIONS PRECEDENT TO CLOSING

         Section 9.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Purchaser.

                  (a) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct, in each case as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been true and correct as of the specified date; provided, however, that this Section 9.1(a) shall be deemed satisfied if the failures of the representations and warranties to be true and correct as set forth in this Section 9.1(a) would not, individually or in the aggregate, be reasonably likely to result in damages to the Company of more than $2.0 million.

                  (b) Performance of Covenants. Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed by Seller prior to or at the Closing.

                  (c) Consents. Seller shall have received and delivered to Purchaser all the Required Consents, each in form and substance reasonably satisfactory to Purchaser, and all such Required Consents shall be in full force and effect.

                  (d) Closing Certificate. An executive officer of Seller shall have delivered to Purchaser a certificate confirming (i) the satisfaction of the conditions set forth in Sections 9.1(a) and 9.1(b), and (ii) the continuing force and effect of the Required Consents.

                  (e) Seller Secretary's Certificate. Seller shall have delivered to Purchaser a certificate executed by the Secretary or an Assistant Secretary of Seller certifying as to (i)

Seller's Charter Documents, (ii) Seller's good standing, (iii) the resolutions in which Seller's board of directors approved this Agreement and the transactions contemplated hereby, and (iv) the incumbency of Seller's officers who execute any documents on behalf of Seller in connection with this Agreement.

                  (f) Company Secretary's Certificate. Seller shall have delivered to Purchaser a certificate executed by the Secretary of the Company certifying as to (i) the Company's Charter Documents and (ii) the Company's good standing.

                  (g) Legal Opinion. Seller shall have delivered to Purchaser the legal opinion referred to in Section 3.2(h).

                  (h) Deliveries. Seller shall have delivered to Purchaser the documents required by Section 3.2 and such other documents and certificates as Purchaser may reasonably require.

                  (i) Compliance with HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  (j) No Order or Action. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby. No Action shall be pending before any court or other Governmental Authority seeking to enjoin the Closing, or challenging or seeking damages or other relief against Purchaser as a result of any of the transactions contemplated by this Agreement.

                  (k) Financing. Purchaser shall have obtained the financing referenced in Section 5.6 or other adequate financing on terms satisfactory to Purchaser to consummate the transactions contemplated hereby.

         Section 9.2 Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Seller.

                  (a) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct, in each case as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been true and correct as of the specified date; provided, however, that this Section 9.2(a) shall be deemed satisfied if the failures of the representations and warranties to be true and correct as set forth in this Section 9.2(a) would not, individually or in the aggregate, be reasonably likely to result in damages to Seller of more than $2.0 million.

                  (b) Performance of Covenants. Purchaser shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed by Purchaser prior to or at the Closing.

                  (c) Closing Certificate. An executive officer of Purchaser shall have delivered to Seller a certificate confirming the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b).

                  (d) Secretary's Certificate. Purchaser shall have delivered to Seller a certificate executed by the Secretary or an Assistant Secretary of Purchaser certifying as to (i) Purchaser's Charter Documents, (ii) Purchaser's good standing, (iii) the resolutions in which Purchaser's board of directors approved this Agreement and the transactions contemplated hereby, and (iv) the incumbency of Purchaser's officers who execute any documents on behalf of Purchaser in connection with this Agreement.

                  (e) Legal Opinion. Purchaser shall have delivered to Seller the legal opinion referred to in Section 3.3(d).

                  (f) Deliveries. Purchaser shall have delivered to Seller the documents required by Section 3.3.

                  (g) Compliance with HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  (h) No Order or Action. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby. No Action shall be pending before any court or other Governmental Authority seeking to enjoin the Closing or challenging or seeking damages or other relief against Seller as a result of any of the transactions contemplated by this Agreement.

         Section 9.3 If Conditions Not Satisfied. In the event that any of the conditions set forth in this Article IX are not satisfied, and the Parties nevertheless consummate the transactions contemplated by this Agreement to take place at the Closing, the Parties shall not be deemed to have waived any Claim for damages or other relief arising from or in connection with such non-satisfaction.

                                   ARTICLE X.
                          TERMINATION PRIOR TO CLOSING

         Section 10.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual agreement of the Parties;

                  (b) by Purchaser or Seller, if any of the conditions provided for in Section 9.1 or 9.2, respectively, shall not have been met or waived by the later to occur of (i) May 31, 1998 or (ii) the 42nd day after Purchaser's receipt of the Audited Financial Statements (the "OUTSIDE DATE"); provided, however, that if a Party shall have received a second request from a Governmental Authority relating to its HSR filing and the HSR waiting period applicable to the transactions contemplated by this Agreement shall have expired or been terminated less than 30 days prior to the Outside Date as determined above, then the Outside Date shall be extended to be the 30th day following expiration or termination of the HSR waiting period, but in no event later than June 30, 1998.

                  (c) by Purchaser by giving written notice to Seller at any time prior to the Closing in the event that Seller is in breach of any representation, warranty, covenant or agreement hereunder, which breach or breaches, individually or in the aggregate, would be reasonably likely to result in damages of the Company of more than $2.0 million (a "SELLER DEFAULT"), and the Seller Default has continued without cure for a period of twenty (20) days after the notice of such Seller Default, provided that no Purchaser Default or event which, with notice or lapse of time or both, would constitute a Purchaser Default shall have occurred and be continuing; or

                  (d) by Seller by giving written notice to Purchaser at any time prior to the Closing in the event that Purchaser is in breach of any representation, warranty, covenant or agreement hereunder, which breach or breaches, individually or in the aggregate, would be reasonably likely to result in damages of more than $2.0 million (a "Purchaser Default"), and the Default has continued without cure for a period of twenty (20) days after the notice of such Default, provided that no Seller Default or event which, with notice or lapse of time or both, would constitute a Seller Default shall have occurred and be continuing; provided, however, that nothing contained in this Section 10.1(d) shall be construed so as to permit Purchaser to reduce the Preliminary Purchase Price as determined pursuant to Article II hereof.

         Section 10.2 Procedure Upon Termination. In the event of termination pursuant to Section 10.1, written notice thereof shall be immediately given to the other Party and the transactions contemplated by this Agreement shall be terminated, without any further action by either Party. If the transactions contemplated by this Agreement are terminated as provided herein:

                  (a) each Party shall return all documents, work papers and other materials of the other party, whether obtained before or after the execution hereof, to the Party furnishing the same; and

                  (b) such termination shall not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement.

         Section 10.3 Liquidated Damages. In the event (a) Purchaser shall terminate this Agreement due to the condition set forth in Section 9.1(k) not being satisfied or (b) either Party shall terminate this Agreement pursuant to
Section 10.1(b) and at the time of such termination the condition set forth in
Section 9.1(k) shall be the sole condition set forth in Section 9.1 that has not been satisfied, then Purchaser shall promptly, but in any event not later than the second business day after the date of such termination, pay Seller a fee equal to $5.0 million (the "TERMINATION FEE"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable if such condition shall not be satisfied due to (i) a declaration of a banking moratorium or suspension of payments in respect of banks in the United States,
(ii) any material limitation by any Governmental Entity on, or other similar event that materially adversely affects, the extension of credit in the United States by banks or other lending institutions, or (iii) commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit. Purchaser acknowledges that the agreement contained in this Section 10.3 is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty, and that without such agreement, Seller would not enter into this Agreement.

                                   ARTICLE XI.
                                      TAXES

         Section 11.1 Section 338 Election. If Purchaser so elects by notifying Seller in writing no later than September 30, 1998, the Parties shall elect to treat the purchase of the Shares as a purchase of assets for federal income Tax purposes pursuant to Section 338(h)(10) of the Code and any similar provisions under state and other income Tax laws (collectively, the "SECTION 338 ELECTION"); provided, however, if the Section 338 Election is made, the Purchase Price shall be increased by the Section 338 Gross-up Amount. For purposes of the
Section 338 Election, the Parties shall allocate the aggregate of the Purchase Price and the Company's liabilities to the Company's assets and the Non-Compete Covenant as set forth in an Allocation Statement prepared by Purchaser.

         Section 11.2 Section 338 Gross-Up Amount.

         (a) As soon as reasonably practicable, but not later than 10 days after the date Purchaser makes the Section 338 Election, Purchaser shall prepare and deliver to Seller a calculation of the Section 338 Gross-Up Amount prepared by Deloitte & Touche, LLP (the workpapers showing such calculation, the "SECTION 338 STATEMENT").

         (b) Review of Section 338 Statement. As soon as practicable, but not later than 20 days after receipt of the Section 338 Statement, Seller shall inform the Purchaser in writing of any objection to the Section 338 Statement, which objection, if any, shall set forth in reasonable detail Seller's objections and the basis for those objections (the "SECTION 338 OBJECTION NOTICE"). If Seller so objects and the Parties do not resolve such objections on a mutually agreeable basis within 50 days after the date Purchaser makes the
Section 338 Election, then the disagreement shall be resolved as soon as practicable thereafter, but not later than 85 days after the date Purchaser makes the Section 338 Election, by one of the largest four national accounting firms, which accounting firm shall be jointly selected by the Parties. The Parties acknowledge that the scope of such accounting firm's work shall be limited to resolving the objections set forth in the Section 338 Objection Notice. The decision of such accounting firm shall be final and binding upon the Parties. The Section 338 Gross-up Amount (as adjusted, if applicable, by the agreement of the Parties or the decision of the accounting firm), shall be deemed final upon the earlier to occur of (i) the agreement of the Parties, (ii) the decision of the accounting firm, or (iii) the failure of Seller to deliver a
Section 338 Objection Notice to Purchaser within 20 days after Seller's receipt of the Section 338 Statement. Each Party shall bear the fees, costs and expenses of its own accountants and shall permit each other and each other's accountants reasonable access to the books and records necessary to perform the analysis contemplated by this Section. The Parties shall share equally the fees, costs and expenses of the accounting firm selected by the Parties to resolve any disagreements regarding the Section 338 Objection Notice, provided, however, that if Seller shall have objected and the decision of such accounting firm does not result in an adjustment of more than $50,000 to the Section 338 Gross-up Amount in favor of Seller, Seller shall pay all of the fees, costs and expenses of such accounting firm. If the decision of the accounting firm results in an increase of more than $50,000 to the Section 338 Gross-up Amount, Purchaser may rescind the Section 338 Election by delivering notice of such rescission to Seller within 10 days after the Section 338 Gross-up Amount is deemed final, but in no event later than December 30, 1998.

         (c) Purchase Price Adjustment; Procedure. The amount of the Section 338 Gross-up Amount shall be paid by Purchaser to Seller by wire transfer of immediately available funds within two business days after the date on which the
Section 338 Gross-up Amount is deemed final in accordance with Section 11.2(b), without payment of any interest thereon.

         Section 11.3 Apportionment of Taxable Income. With respect to any combined, consolidated, or unitary income Tax reports or returns that Seller files with the Company, the Parties shall elect to treat the Closing Date as the last day of a taxable period of the Company (a "PRE-CLOSING TAX PERIOD"). Notwithstanding the foregoing, Purchaser or the Company shall be responsible for preparing and filing all income Tax reports and returns covering the Company for Tax periods ending after the Closing Date, even if such reports and returns cover periods prior to the Closing Date.

         Section 11.4 Preparation and Filing of Income Tax Returns. When preparing the income Tax reports and returns for any Pre-Closing Tax Period, Seller shall prepare such reports and returns in a manner consistent with prior years and determine the income, gain, expenses, losses, deductions, and credits of the Company consistently with prior practices. With respect to any such income Tax report or return, the Company shall provide to Seller the information necessary to prepare such reports and returns no later than 60 days after the Closing Date. Seller shall submit such reports and returns to Purchaser a reasonable period before filing them with the respective Taxing Authorities and Seller shall comply with any reasonable request of Purchaser to change such reports and returns so long as the Tax liability of Seller is not increased, except for any Tax liability contemplated by the Section 338 Election.

         Section 11.5 Payment of Income Taxes. Any taxable income or loss of the Company for any Pre-Closing Tax Period shall be included in Seller's consolidated federal income Tax return and any consolidated, combined, or unitary income Tax reports and returns that Seller files after the Closing Date. Seller shall pay all Taxes owed with respect to such reports and returns when due.

         Section 11.6 Section 338 Election - Payment of Taxes. Notwithstanding anything to the contrary in this Agreement, Seller shall bear any income Taxes owed in connection with the Section 338 Election and the Company shall not reimburse Seller (other than by payment of the Section 338 Gross-up Amount) for any such income Taxes.

         Section 11.7 Audit. If after the Closing either Party or the Company receives a notice of deficiency or a proposed adjustment in connection with any audit or other proceeding concerning any income Tax report or return covering the operations of the Company on or before the Closing Date, the Party receiving such item shall notify the other Party, or if the Company received such notice the Company shall notify Seller, of its receipt. Seller shall have the sole and exclusive right to settle or contest any such notice of deficiency or proposed adjustment and to represent the Company in connection with any audit or other proceeding relating to any income Tax reports or returns including the operations of the Company for any Tax periods ending on or before the Closing Date. Seller, however, shall not settle any issue without the prior consent of Purchaser if such settlement would adversely affect any past, present, or future income Taxes of Purchaser or the Company or the Company's future operations. Purchaser shall have the sole and exclusive right to settle or contest any notice of deficiency or proposed adjustment, and to represent the Company in connection with any audit or other proceeding relating to any income Tax report or return including the operations of the Company for any Tax period ending after the Closing Date. Purchaser, however, shall not settle any issue without Seller's prior consent if such report or return includes the operations of the Company for a period before the Closing Date and increases the Tax liability of Seller.

         Section 11.8 Refunds. If the Company or Purchaser receives any Tax refunds relating to or resulting from the business or assets of the Company for any Pre-Closing Tax Period, the Company or Purchaser, as the case may be, shall immediately forward the Tax refund to Seller.

         Section 11.9 Allocation Statement. If the Section 338 Election is made, for purposes of Section 1060 of the Code and any Tax election requiring an allocation of the Purchase Price, the aggregate of the Purchase Price and the Company's liabilities shall be allocated to Company's assets and the Noncompetition Agreement (the "ALLOCATION STATEMENT"). The Parties shall allocate any adjustment to the Purchase Price proportionately to such assets and the Noncompetition Agreement unless the adjustment specifically relates to a particular asset. In such a case, the Parties shall allocate such adjustment to such asset.

                                  ARTICLE XII.
                                 INDEMNIFICATION

         Section 12.1 Survival of Representations and Warranties. All representations and warranties made by any Party in this Agreement shall survive the Closing for a period of one year from the Closing Date, provided that the representations and warranties set forth in (a) Section 4.3 shall survive indefinitely, and (b) Sections 4.17 and 4.22 shall survive until expiration of the applicable statute of limitations, as such statutory period may be expanded from time to time. If a Party receives notice of a Claim for indemnification before the expiration of the applicable representation or warranty, the Party shall remain responsible for any Damages relating thereto notwithstanding the subsequent expiration of such representation or warranty.

         Section 12.2 Indemnification of Purchaser. From and after the Closing, Seller shall indemnify and hold harmless Purchaser, the Company and their respective directors, officers, employees, stockholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") from, and will pay to the Indemnified Persons the amount of any loss, Liability, Claim, Action, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), penalty, fine, or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to Seller's Disclosure Letter), Seller's

Disclosure Letter, the supplements to Seller's Disclosure Letter, or any other certificate or document delivered by or on behalf of Seller pursuant to this Agreement;

                  (b) any breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to Seller's Disclosure Letter;

                  (c) any breach by Seller of any covenant or obligation of Seller in this Agreement;

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with this Agreement or any of the transactions contemplated hereby;

                  (e) any Taxes attributable to taxable years or periods ending on or prior to the Closing Date, that are attributable to any affiliated group or member thereof (as defined under Code section 1504(a)) of which the Company was a member on or prior to the Closing Date.

                  (f) any Claims and any insurance deductibles with respect thereto (regardless of whether made before or after Closing) that arise from any facts or circumstances occurring prior to the Closing Date for which insurance coverage is provided under the automobile, bodily injury and property damage, general liability and workers compensation indemnity and workers compensation medical insurance policies listed in Schedule 12.2(f), which indemnified Claims shall include, without limitation, the Claims described in such Schedule;

                  (g) any employee contract listed on Schedule 8.6 hereto and any breach of any of Seller's obligations under Section 8.6 hereof; and

                  (h) any Claim made before Closing or within 9 months after Closing relating to or arising out of the product recall occurring at the Company's Tampa plant on October 29, 1997.

         Section 12.3 Indemnification of Seller. From and after the Closing, Purchaser shall indemnify and hold harmless Seller from and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Purchaser in this Agreement or any other certificate or document delivered by or on behalf of Purchaser pursuant to this Agreement;

                  (b) any breach of any representation or warranty made by Purchaser in this Agreement as if such representation or warranty were made on and as of the Closing Date.

                  (c) any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement; or

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with this Agreement or any of the transactions contemplated hereby.

         Section 12.4 Limitations on Amount. Seller will have no liability for indemnification under Section 12.2 with respect to the matters described in Sections 12.2(a), 12.2(b), or 12.2(c) (to the extent relating to any failure to perform or comply prior to the Closing Date) until the total of all Damages with respect to such matters exceeds $2,000,000, and then only for the amount by which such Damages exceed $2,000,000. The maximum liability for which Seller shall be liable for indemnification pursuant to Section 12.2 with respect to the matters referred to in the immediately preceding sentence shall be $20,000,000. However, this Section 12.4 will not apply to any intentional breach by Seller of any representation, warranty, covenant or obligation.

         Section 12.5 Indemnification Procedure. The indemnification obligations under this Agreement shall be subject to the following procedures:

                  (a) Third Party Claims. Promptly after receipt by an indemnified party (an "INDEMNITEE") under Section 12.2 or 12.3 of notice of the commencement of any Action against it, such Indemnitee will, if a claim is to be made against an indemnifying party (an "INDEMNITOR") under such Section, give notice to the Indemnitor of the commencement of such Action, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitee's failure to give such notice. With respect to any such Action, the Indemnitor will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the Indemnitor is also a party to such Action and the Indemnitee determines in good faith that joint representation would be inappropriate, or
(ii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Action and provide indemnification with respect to such Action), to assume the defense of such Action with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article 12 for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnitee in connection with the defense of such Action, other than reasonable costs of investigation. If the Indemnitor assumes the defense of an Action, (i) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitor, and
(B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (ii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent (which may not be unreasonably withheld). If notice is given to an Indemnitor of the commencement of any Action and the Indemnitor does not, within ten days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any reasonable compromise or settlement effected by the Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Action, but the Indemnitor will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         Section 12.6 Sole and Exclusive Remedy. The Parties agree that except as otherwise provided in this Agreement, to the extent permitted by applicable Law, the indemnification provided in this Article XII shall be the sole and exclusive relief and remedy available to the parties hereto with respect to a breach of a representation, warranty, covenant or agreement contained in this Agreement if the Closing occurs. Notwithstanding the foregoing, no provision in this Agreement shall in any manner limit the right of a Party to seek judicial or other relief for fraud.

         Section 12.7 Notice of Breach. If before the Closing a Party notifies another Party of its breach of this Agreement, such notification shall neither prevent such other Party from seeking damages for such breach nor decrease or mitigate such damages if such other Party still closes the transactions contemplated by this Agreement.

         Section 12.8 Discovery of Breach. If before the Closing a Party discovers that another Party has breached this Agreement, such discovery shall neither prevent such Party from seeking damages for such breach nor decrease or mitigate such damages if such Party still closes the transactions contemplated by this Agreement.

         Section 12.9 Notification of Breach. If, to the knowledge of Seller or the Company prior to Closing, the Purchaser has breached a representation, warranty, covenant or agreement contained in this Agreement, Seller shall notify Purchaser of such breach prior to Closing. If, to the actual knowledge of an executive officer of Purchaser prior to Closing, Seller has breached a representation, warranty, covenant or agreement contained in this Agreement, Purchaser shall notify Seller of such breach prior to Closing.

         Section 12.10 Negligence and Strict Liability. THE PROVISIONS OF THIS AGREEMENT CONCERNING CLAIMS FOR DAMAGES AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT THE PARTY OR OTHER PERSON CLAIMING SUCH DAMAGES OR INDEMNIFICATION WAS NEGLIGENT, OR STRICTLY LIABLE IN CONNECTION WITH THE EVENTS GIVING RISE TO SUCH CLAIM.

                                  ARTICLE XIII.
                             MEDIATION AND REMEDIES

         Section 13.1 Mediation Meeting The Parties shall attempt in good faith to resolve promptly through negotiations any Claim or dispute under this Agreement. If any Claim or dispute should arise that the Parties are unable to resolve, the Parties shall meet at least once to attempt to resolve the matter by mediation with a mediator mutually selected by the Parties (the

"MEDIATION MEETING"). Either Party may request the other Party to attend a Mediation Meeting at a mutually agreed time and place within ten days after delivery of a notice of a Claim or dispute. The occurrence of a Mediation Meeting with respect to a Claim or dispute shall be a condition precedent to seeking any judicial remedy, provided that if a Party refuses to attend a Mediation Meeting or the Parties are unable to agree on a mediator, the Parties may pursue judicial remedies. No decision reached at a Mediation Meeting shall be binding on a Party without its written consent.

         Section 13.2 Exclusive Jurisdiction. The Parties agree that any action brought by one party against the other party shall be instituted in a federal or state court sitting in Dallas, Texas, which courts and their respective appellate courts shall be the exclusive venue for any such claim. Each Party waives any objection that it may have to the laying of such venue, and irrevocably submits to the jurisdiction of any such court with respect to any such claim. Any service of process and other notice in any such case shall be effective against a Party when transmitted in accordance with Section 14.8, provided that a Party also may serve process in any manner permitted by Law.

         Section 13.3 Expenses. If any Party commences an Action with respect to this Agreement, the prevailing Party in such Action may receive as part of any award or judgment reimbursement of such Party's reasonable attorneys' fees and expenses.

                                  ARTICLE XIV.
                                  MISCELLANEOUS

         Section 14.1 Amendment. No amendment of this Agreement shall be effective unless in a writing signed by the Parties.

         Section 14.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but all of which shall constitute one and the same agreement. Any Party may execute and deliver this Agreement by an executed signature page transmitted by a facsimile machine. If a Party transmits its signature page by a facsimile machine, such Party shall promptly thereafter deliver an originally executed signature page to the other Party, provided that any failure to deliver such an originally executed signature page shall not affect the validity, legality, or enforceability of this Agreement.

         Section 14.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

         Section 14.4 Expenses. Each Party shall bear its own expenses with respect to the negotiation and preparation of this Agreement and the Closing, including any fees and expenses of its Representatives, provided that if a Party terminates this Agreement because of another Party's breach of this Agreement, the non-breaching Party shall be entitled to seek reimbursement of its expenses as part of its damages with respect to such breach.

         Section 14.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT

OTHERWISE GOVERN UNDER THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE.

         Section 14.6 No Assignment. No Party may assign its benefits or delegate its duties under this Agreement without the prior consent of the other Party. Any attempted assignment or delegation without such prior consent shall be void. Notwithstanding this prohibition against assignment and delegation, Purchaser may assign its rights and delegate its duties under this Agreement to a wholly-owned subsidiary of Purchaser without Seller's consent but such assignment and delegation shall not release Purchaser from any liability under this Agreement. In addition, after the Closing, Purchaser may assign its rights under this Agreement to a purchaser of all of the assets or equity of Purchaser without Seller's consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of Purchaser may similarly assign such rights.

         Section 14.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person shall have any right, interest, or claim under this Agreement, except as provided in Section 7.3 hereof.

         Section 14.8 Notices. All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement shall be in writing. Such claims, consents, designations, notices, waivers, and other communications shall be considered received (a) on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal, (b) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (c) on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):

      Purchaser:        Packaged Ice, Inc.
                        8572 Katy Freeway, Suite 101
                        Houston, Texas 77024
                        Attn:  James Stuart, Chief Executive Officer
                        phone: (713) 464-9384
                        fax: (713) 464-4681

      Copy to:          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        300 Convent, Suite 1500
                        San Antonio, Texas 78205
                        Attn:  Alan Schoenbaum
                        phone: (210) 270-0853
                        fax: (210) 224-2035

      Seller:           Suiza Foods Corporation
                        3811 Turtle Creek Blvd., Suite 1300
                        Dallas, Texas 75219
                        Attn: Gregg L. Engles, Chief Executive Officer phone: (214) 528-9922 fax: (214) 528-9929

      Copy to:          Hughes & Luce, L.L.P.
                        1717 Main Street, Suite 2800
                        Dallas, Texas 75201
                        Attn:  William McCormack
                        phone: (214) 939-5500
                        fax:  (214) 939-6100

         Section 14.9 Public Announcements. The Parties shall agree on the terms of any press releases or other public announcements related to this Agreement, and shall consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party's counsel it is required by Law or the rules of the New York Stock Exchange or the NASDAQ National Market to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof.

         Section 14.10 Representation by Legal Counsel. Each Party is a sophisticated Person that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

         Section 14.11 Schedules. All references in this Agreement to schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of this Agreement for all purposes. Each Section of this Agreement that refers to a schedule shall have a separate schedule. In addition, any disclosure under a particular section's schedule shall be made under the heading of any relevant subsection of such section. A disclosure of an item in a schedule for a particular section shall not be a disclosure under any other section's schedule, unless so noted specifically on such schedule.

         Section 14.12 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision shall be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

         Section 14.13 Specific Performance. The Parties agree that money damages or other remedy at law would not be sufficient or adequate remedy for breach of this Agreement and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction or other equitable relief requiring specific performance of this Agreement.

         Section 14.14 Successors. This Agreement shall be binding upon and shall inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section shall not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

         Section 14.15 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

         Section 14.16 Waiver. No provision of this Agreement shall be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, shall be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement shall not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer as of the Signing Date.


SELLER:                   SUIZA FOODS CORPORATION


                          By:
                                 ---------------------------------------
                          Name:
                                 ---------------------------------------
                          Title:
                                 ---------------------------------------


PURCHASER:                PACKAGED ICE, INC.


                          By:
                                 ---------------------------------------
                          Name:
                                 ---------------------------------------
                          Title:
                                 ---------------------------------------